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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACCURAY INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF
2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 17, 2017

To our Stockholders:

        You are cordially invited to attend the 2017 Annual Meeting of Stockholders, and any adjournment, postponement or other delay thereof (the "Annual Meeting"), of Accuray Incorporated, a Delaware corporation ("Accuray" or the "Company"), which will be held at the Company's headquarters located at 1310 Chesapeake Terrace, Sunnyvale, California 94089 on Friday, November 17, 2017 at 9:00 am PST. We are holding the Annual Meeting for the following purposes:

  1.
  To elect three Class II directors named in the proxy statement to hold office until our 2020 Annual Meeting of Stockholders, or until their respective successors have been duly elected or appointed;

  2.
  Advisory vote to approve the compensation of our named executive officers;

  3.
  Advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers;

  4.
  To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018; and

  5.
  To transact any other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment or postponement of the meeting.

        These items of business to be transacted at the Annual Meeting are more fully described in the proxy statement (the "Proxy Statement") that accompanies this Notice of 2017 Annual Meeting of Stockholders. The Annual Meeting will begin promptly at 9:00 a.m. PST and check-in will begin at 8:30 a.m. PST. Only holders of record and beneficial owners of shares of our common stock at the close of business on September 21, 2017, the record date, are entitled to notice of, to attend, and to vote at the Annual Meeting. If you are a beneficial owner and wish to vote in person at the Annual Meeting, you must obtain a "legal proxy" from the bank, broker or other nominee that holds your shares, giving you the right to vote your shares at the Annual Meeting.

        It is important that you use this opportunity to take part in the affairs of Accuray by voting on the business to come before the stockholders at the Annual Meeting. After reading the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (the "Annual Report"), you are urged to cast your vote as promptly as possible. If you are accessing the Proxy Statement and Annual Report using notice and access, you will have received a Notice of Internet Availability of Proxy Materials and should vote by telephone or over the Internet. If you have received your proxy materials by mail, please promptly sign, date and return the enclosed proxy card in the prepaid envelope provided to you or vote by telephone or over the Internet to ensure that your shares are represented at the Annual Meeting. For more information, see "Why did I receive a Notice of Internet Availability of Proxy Materials?" in the Proxy Statement.

        All stockholders are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, please cast your vote as promptly as possible by telephone, Internet or by signing and dating your proxy card and returning it promptly. This will ensure that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting. Even if you have given your proxy, you may still attend and vote in person at the Annual Meeting.

By order of the Board of Directors,
/s/ JOSHUA H. LEVINE Joshua H. Levine President and Chief Executive Officer

Sunnyvale, California
October 5, 2017

Page
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING	1
PROPOSAL ONE—ELECTION OF DIRECTORS	9
Classes of our Board	9
Director Nominees—Class II Directors	9
Continuing Directors—Class I and Class III Directors	11
Board of Directors' Recommendation	13
PROPOSAL TWO—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY VOTE")	14
Summary of Fiscal 2017 Executive Compensation Program	14
Board of Directors' Recommendation	16
PROPOSAL THREE—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ("SAY-WHEN-ON-PAY VOTE")	17
General	17
Board of Directors' Recommendation	17
PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	18
General	18
Audit and Non-Audit Services	18
Audit Committee Pre-Approval Policies and Procedures	19
Board of Directors' Recommendation	19
AUDIT COMMITTEE REPORT	20
COMPENSATION COMMITTEE REPORT	21
COMPENSATION DISCUSSION AND ANALYSIS	22
EXECUTIVE COMPENSATION	43
Fiscal 2017 Summary Compensation Table	43
Grants of Plan-Based Awards for Fiscal 2017	45
Outstanding Equity Awards at Fiscal 2017 Year-End	46
Option Exercises and Stock Vested During Fiscal 2017	48
Potential Payments and Benefits Upon Termination or Change in Control	48
COMPENSATION OF NON-EMPLOYEE DIRECTORS	54
Director Compensation Table for Fiscal 2017	54
Cash Compensation	54
Equity Compensation	55
EQUITY COMPENSATION PLAN INFORMATION	56
SECURITY OWNERSHIP	57
Security Ownership of Certain Beneficial Owners and Management	57
Section 16(a) Beneficial Ownership Reporting Compliance	59
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS	60
EXECUTIVE OFFICERS	66
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	67
WHERE YOU CAN FIND ADDITIONAL INFORMATION	67
OTHER MATTERS	69

i

PROXY STATEMENT FOR
ACCURAY INCORPORATED
2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 17, 2017

        This proxy statement ("Proxy Statement") is furnished to our stockholders of record as of the close of business on September 21, 2017 (the "Record Date"), in connection with the solicitation of proxies by our Board of Directors (the "Board") for use in connection with our 2017 Annual Meeting of Stockholders, and any adjournment, postponement or other delay thereof (the "Annual Meeting"), to be held at the Company's headquarters located at 1310 Chesapeake Terrace, Sunnyvale, California 94089 on Friday, November 17, 2017, at 9:00 a.m. PST. This Proxy Statement and the proxy card are first being made available to our stockholders on or about October 5, 2017. Our Company's fiscal year ended on June 30, 2017.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION
AND VOTING AT THE ANNUAL MEETING

Why did I receive a Notice of Internet Availability of Proxy Materials?	We are pleased to again be using the U.S. Securities and Exchange Commission (the "SEC") rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet instead of mailing printed copies of those materials to each stockholder. On October 5, 2017, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K (the "Annual Report"), online. The Notice of Internet Availability of Proxy Materials also instructs you as to how to access your proxy card to vote over the Internet or by telephone.

This process is designed to expedite stockholders' receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you have not elected to receive printed proxy materials and would prefer to receive them, please follow the instructions included in the Notice of Internet Availability of Proxy Materials to request printed proxy materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to access the Annual Report and the Proxy Statement online at: https://materials.proxyvote.com/004397.

Why am I receiving access to these proxy materials?

You are receiving access to this Proxy Statement because you were a stockholder of record or beneficial owner at the close of business on the Record Date. As such, you are invited to attend our Annual Meeting and are entitled to vote on the items of business described in this Proxy Statement. This Proxy Statement contains important information about the Annual Meeting and the items of business to be transacted at the Annual Meeting. You are strongly encouraged to read this Proxy Statement and Annual Report, which include information that you may find useful in determining how to vote.

Who is entitled to attend and vote at the Annual Meeting?	Stockholders as of the Record Date are entitled to attend and to vote at the Annual Meeting.
How many shares are outstanding?

On the Record Date, 83,754,665 shares of our common stock were issued and outstanding. Each share of common stock outstanding on the Record Date is entitled to one vote on each item brought before the stockholders at the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting (that is, what constitutes a quorum)?

The presence at the Annual Meeting, in person or represented by proxy, of the holders of at least a majority of the shares of our common stock issued and outstanding as of the Record Date and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If, however, a quorum is not present, in person or represented by proxy, then no business shall be conducted and the chairperson of the Annual Meeting may adjourn the Annual Meeting until a later time.

What items of business will be voted on at the Annual Meeting?	The items of business to be voted on at the Annual Meeting are as follows:
1.

The election of three Class II directors named in the Proxy Statement to hold office until our 2020 Annual Meeting of Stockholders, or until their respective successors have been duly elected or appointed;

	2.	An advisory vote to approve the compensation of our named executive officers;
	3.	An advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and
	4.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018.
What happens if additional matters are presented at the Annual Meeting?

The only items of business that our Board intends to present at the Annual Meeting are set forth in this Proxy Statement. As of the date of this Proxy Statement, no stockholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the Annual Meeting. However, if any other matter or matters are properly brought before the Annual Meeting, the person(s) named as your proxyholder(s) or you, if you are attending in person, will have the discretion to vote your shares on such matters in accordance with their best judgment and as they deem advisable.

What shares can I vote at the Annual Meeting?

You may vote all of the shares you owned as of the Record Date, including shares held directly in your name as the stockholder of record and all shares held for you as the beneficial owner through a broker or other nominee, such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned.

Stockholders of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and we are sending our proxy materials directly to you. As the stockholder of record, you have the right to vote in person or direct a proxyholder to vote your shares on your behalf at the Annual Meeting by signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope, or by following the procedures for voting over the Internet or by telephone.

Beneficial Owner.    If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of those shares and they are considered to be held in street name for your account. Proxy materials are made available to you together with a voting instruction card by delivery to your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee to vote your shares as you instruct with your voting instruction card. The bank, broker or other nominee will vote your shares at the Annual Meeting as you have instructed on your voting instruction card. As a beneficial owner, you may also vote in person at the Annual Meeting, but only after you obtain and present a "legal proxy" from your bank, broker or other nominee, giving you the right to vote your shares at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or as a beneficial owner, you may direct how your shares are voted without attending the Annual Meeting by voting on the Internet, by phone, or by proxy card. If you provide specific instructions with regard to items of business to be voted on at the Annual Meeting, your shares will be voted as you instruct on those items. If you just sign your proxy card with no further instructions, or if you electronically transmit your proxy card but do not direct your vote on particular items, your shares will be voted in accord with the Board's recommendation on those items. If you hold your shares in street name as a beneficial owner and you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will only be able to vote your shares with respect to the routine matter of appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018. Please see "What is a broker non-vote?" below.

How can I attend the Annual Meeting?

Whether you hold shares in your name as the stockholder of record or beneficially own shares held in street name, you should be prepared to present photo identification for admittance to the Annual Meeting. Please also note that if you are a street name holder, you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your bank, broker or other nominee, or other similar evidence of ownership for admittance to the Annual Meeting. The Annual Meeting will begin promptly at 9:00 a.m. PST. Check-in will begin at 8:30 a.m. PST. However, if you are a street name holder, you may not vote at the Annual Meeting unless you have obtained a proxy from your broker, bank or other nominee. Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet, telephone, or sign and date the proxy card or voting instruction card and return it promptly in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date, which automatically revokes your earlier proxy, (ii) providing a written notice of revocation to our Corporate Secretary at our principal executive offices prior to the Annual Meeting, or (iii) attending the Annual Meeting and voting in person. However, attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are a beneficial owner, you may change your vote by (i) submitting a new voting instruction card to your bank, broker or other nominee, or (ii) if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

What is a "broker non-vote"?

Brokers that hold shares in street name for the benefit of their clients, banks, brokers and other nominees have the discretion to vote such shares on routine matters only. At the Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm is considered a routine matter. Therefore, if you do not otherwise instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may vote your shares on this matter only. Your bank, broker or other nominee will not be able to vote your shares for the election of three Class II directors, the advisory vote to approve the compensation of named executive officers, the advisory vote on the frequency of future advisory votes to approve the compensation of named executive officers, or any other matters properly brought before the Annual Meeting without your specific instruction because these are not considered routine matters. A "broker non-vote" occurs when a broker or other nominee does not receive timely instructions from the beneficial owner and therefore cannot vote such shares on the matter.

How are "broker non-votes" counted?

Broker non-votes will be counted as present at the Annual Meeting for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be considered to be present and entitled to vote for purposes of tabulating the voting results for any non-routine matter. Accordingly, broker non-votes, if any, will have no effect on the outcome of the votes at the Annual Meeting.

What happens if the Annual Meeting is adjourned?

If our Annual Meeting is adjourned until another time, no additional notice will be given regarding the time or location that the Annual Meeting will be continued, if this information is announced at the time of the adjournment, unless the adjournment is for more than 30 days, in which case a notice of the time and location will be given to each stockholder of record entitled to vote at the Annual Meeting. Any items of business that might have been properly transacted at the Annual Meeting may be transacted after any adjournment.

Who will serve as inspector of elections?	A representative of Computershare, our transfer agent, will tabulate the votes and act as Inspector of Elections at the Annual Meeting.

What should I do in the event that I receive more than one set of proxy materials?

You may receive more than one copy of the Notice of Internet Availability of Proxy Materials or more than one set of these proxy solicitation materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card from each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice of Internet Availability of Proxy Materials or proxy card. Please vote over the Internet, by telephone, or sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.

We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Please see "Stockholders Sharing the Same Address" for further information regarding householding and how to request additional copies of the materials or enroll in householding.

Who is soliciting my vote and who will bear the costs of this solicitation?

The proxy is being solicited on behalf of our Board. The Company will bear the entire cost of solicitation of proxies, including preparation, Internet posting, assembly, printing and mailing of this Proxy Statement. In addition to solicitation by mail, our directors, officers and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. We will not pay any additional compensation to our directors, officers or other employees for soliciting proxies. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of approximately $15,000 plus reasonable out-of-pocket costs and expenses. Copies of the proxy materials will be furnished to banks, brokers and other nominees holding beneficially owned shares of our common stock, who will forward the proxy materials to the beneficial owners. We are required to reimburse brokers and other nominees for the costs of forwarding the proxy materials.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

What is the deadline for submitting proposals for consideration at next year's Annual Meeting of stockholders or to nominate individuals to serve as directors?

As a stockholder, you may be entitled to present proposals for action at a future annual meeting of stockholders, including director nominations. Please refer to "Stockholder Proposals" and "Recommendations and Nominations of Director Candidates" below.

PROPOSAL ONE

ELECTION OF DIRECTORS

Classes of Our Board

        Our Amended and Restated Certificate of Incorporation provides that our Board shall be divided into three classes, designated Class I, Class II and Class III, with each class serving for staggered three-year terms. Our Board currently consists of seven directors: two Class I directors, three Class II directors and two Class III directors. The terms of our Class II directors will expire at the Annual Meeting. Class II consists of three directors and the Board has nominated three directors for election at the Annual Meeting. Proxies cannot be voted for more than three persons.

        The following information is provided for each of the nominees and directors: name, class in which each director or nominee serves, age as of July 31, 2017, principal occupation and length of service on our Board.

Name	Term Expires	Age	Principal Occupation and Directorships	Director Since
Class II Directors/Nominees
Louis J. Lavigne, Jr.	2017	69	Chairperson of the Board, Independent Management Consultant and Board Member, Depomed, Inc., DocuSign, Inc., Novocure Limited, Puppet, Inc., Rodan & Fields, LLC and Zynga, Inc.	2009
Dennis L. Winger	2017	69	Retired Chief Financial Officer and Board Member, Nektar Therapeutics, Inc. and Pacira Pharmaceuticals, Inc.	2009
Jack Goldstein, Ph.D.	2017	70	Independent Consultant	2010
Class I Directors
Robert S. Weiss	2019	70	Chief Executive Officer and President, The Cooper Companies, Inc.	2007
Richard Pettingill	2019	69	Retired President and Chief Executive Officer of Allina Hospitals and Clinics and California Division of Kaiser Foundation Health Plans and Hospitals and Board Member of Tenet Healthcare Corporation and Hanger Inc.	2012
Class III Directors
Elizabeth Dávila	2018	73	Vice Chairperson of the Board, Retired Chief Executive Officer and Board Member, NuGEN Technologies, Inc. and Afaxys, Inc.	2008
Joshua H. Levine	2018	59	President, Chief Executive Officer and Board Member, Accuray Incorporated	2012

Director Nominees—Class II Directors

        Our Board has nominated Mr. Lavigne, Mr. Winger and Dr. Goldstein for election as Class II directors. Each nominee for director has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. If a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment, as they deem advisable. Listed below are the biographies of each director nominee. The biographies include information regarding each nominee's service as a director of the Company, business experience and principal occupations for at least the past five years, director positions at public companies held currently or at any time during the past five years, and the experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee of the Board (the "Nominating and Corporate Governance Committee") to recommend, and the Board to determine, that the person should serve as a director for the Company. There are no family relationships among any of our directors or executive officers.

        Louis J. Lavigne, Jr. has served as a member of our Board since September 2009 and as the Chairperson of our Board of Directors since April 2010. Mr. Lavigne currently serves as a Managing Director of Lavrite, LLC, a management consulting firm specializing in the areas of corporate finance, accounting, growth strategy and management. He also currently serves as a member of the board of directors of Depomed, Inc., a specialty pharmaceutical company, DocuSign Inc., a private eSignature transaction management company, Novocure Limited, a public oncology company, Puppet, Inc., a private information technology cloud automation security and DevOps system management company, Rodan & Fields, LLC, a private skincare company, and Zynga, Inc., a leading provider of social electronic games. Within the last five years, Mr. Lavigne also served on the public company board of directors of BMC Software, Inc., an independent systems software vendor that was acquired by a private investor group in 2013, and Allergan, Inc., a technology-driven, global health care company that provides specialty pharmaceutical products worldwide, from 2005 to 2015. From 1983 to 2005, Mr. Lavigne served in various executive capacities with Genentech, Inc., a healthcare company, namely, Executive Vice President and Chief Financial Officer from 1997 to 2005; Senior Vice President and Chief Financial Officer from 1994 to 1997; Vice President and Chief Financial Officer from 1988 to 1994; Vice President from 1986 to 1988; and Controller from 1983 to 1986. Mr. Lavigne was named the Best CFO in Biotech in 2005 in the Institutional Investor Survey and in June 2006 he received the Bay Area CFO of the Year-Hall of Fame Lifetime Achievement Award. He is a member of the Board of UCSF Benioff Children's Hospitals and their foundation. Mr. Lavigne holds a B.S. in Finance from Babson College and an M.B.A. from Temple University.

        As a former Chief Financial Officer of a large, complex publicly traded company in the healthcare industry, and a current and former member of several public company boards, Mr. Lavigne brings to our Board extensive experience in business operations and management, strategy, finance, accounting and public company governance.

        Dennis L. Winger has served as a member of our Board since September 2009. Mr. Winger most recently served as Senior Vice President and Chief Financial Officer of Applied Biosystems, Inc. from 1997 until his retirement in 2008. Mr. Winger currently serves on the boards of directors of Nektar Therapeutics, a biopharmaceutical company, and Pacira Pharmaceuticals, a specialty pharmaceutical company. In the past five years, Mr. Winger also served on the following public company boards of directors: Vertex Pharmaceuticals and Cephalon, Inc. Mr. Winger also serves on the Board of Trustees of Siena College. Mr. Winger holds a B.A. in History from Siena College and an M.B.A. from Columbia University.

        As a former Chief Financial Officer of multiple publicly traded life sciences companies, and a member of multiple public company boards, Mr. Winger has extensive experience in finance, accounting, operations, strategy, and public company governance.

        Jack Goldstein, Ph.D., has served as a member of our Board since May 2010. Dr. Goldstein has been an independent consultant since 2006 specializing in human medical diagnostics, biopharmaceuticals and medical devices. He served as President and Chief Operating Officer of Chiron Corporation from 2004 until its acquisition by Novartis in 2006, and from 2002 to 2004 he served as President of Chiron's Blood Testing Division. From 2000 to 2002, he was a general partner at Windamere Venture Partners, a private venture capital investment fund. From 1997 to 2001, he served as President and Chief Executive Officer at Applied Imaging Corporation, and from 1999 until 2002, he also served as Chairman of the Board of Applied Imaging. From 1986 to 1997, Dr. Goldstein served in various executive positions at Johnson & Johnson, including President of Ortho Diagnostic Systems and

Executive Vice President of Professional Diagnostics. Dr. Goldstein previously served as Chairman of the Board of Directors of OncoGenex Pharmaceuticals, Inc., a drug discovery and development company, from March 2010 until August 2017. Dr. Goldstein holds a B.A. in biology from Rider University and an M.S. in immunology and a Ph.D. in microbiology from St. John's University.

        As a former executive of several life sciences companies and member of other health care industry public company boards, Dr. Goldstein has extensive industry experience in management, strategy, operations, business development, and capital equipment sales and marketing. Dr. Goldstein also has relevant scientific, research and development and manufacturing expertise.

        If elected, Mr. Lavigne, Mr. Winger and Dr. Goldstein will hold office as Class II directors until our 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Continuing Directors—Class I and Class III Directors

        Listed below are the biographies of each of our Class I and Class III directors. The biographies include information regarding each director's service as a director of the Company, business experience and principal occupations for at least the past five years, director positions at public companies held currently or at any time during the past five years, and the experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to recommend, and the Board to determine, that the person should serve as a director for the Company. There are no family relationships among any of our directors or executive officers.

        Robert S. Weiss has served as a member of our Board since January 2007. Since November 2007, Mr. Weiss has served as the Chief Executive Officer of The Cooper Companies, Inc. ("Cooper"), a global specialty medical products company. He was also given the title of President of Cooper in March 2008. Mr. Weiss has served in various senior executive management positions with Cooper since 1989. From January 2005 through October 2007, Mr. Weiss served as the Executive Vice President and Chief Operating Officer of Cooper, and from March 2007 to March 2008, he also served as President of CooperVision, Cooper's contact lens subsidiary. Prior to that, he served as Cooper's Chief Financial Officer from September 1989 to January 2005 and held the additional title of Executive Vice President from October 1995 until November 2007. From March 1984 until October 1995, he served at Cooper in various other roles, including Senior Vice President, Vice President and Corporate Controller. Mr. Weiss has also served on the board of directors of Cooper since 1996. Mr. Weiss also serves on the board of trustees of the University of Scranton. Mr. Weiss holds a B.S. in Accounting from the University of Scranton.

        As a current Chief Executive Officer and former Chief Financial Officer of a publicly traded medical products company, Mr. Weiss brings to our Board extensive experience in the healthcare industry in finance, accounting, management, strategy, manufacturing, and public company governance.

        Richard Pettingill has served as a member of our Board since May 2012. Mr. Pettingill served as the President and Chief Executive Officer of Allina Hospitals and Clinics, Minnesota's largest healthcare organization, from 2002 until his retirement in 2009. While in this role, he also served on the board of directors of the Minnesota Hospital Association and the Minnesota Business Partnership. Prior to joining Allina Hospitals and Clinics, Mr. Pettingill served as President and Chief Executive Officer of the California Division of Kaiser Foundation Health Plans and Hospitals, one of the largest not-for-profit managed healthcare companies in the United States, from 1996 to 2002. Mr. Pettingill currently serves on the boards of directors of Tenet Healthcare Corporation, a medical services provider, and Hanger, Inc., an orthotic and prosthetic solutions company. Within the last five years, Mr. Pettingill also served on the public company board of directors of MAKO Surgical Corp., a medical device company that was acquired by Stryker Corporation in 2013. Mr. Pettingill received a bachelor's degree from San Diego State University and a master's degree in health care administration from San

Jose State University. He served as a 2010 Fellow in the Advanced Leadership Initiative program at Harvard University.

        As the former Chief Executive Officer of a major hospital system and a member of other public company boards, Mr. Pettingill has extensive leadership experience in the healthcare industry, including experience in the areas of business development, strategy and corporate governance, and can represent the customer perspective.

        Elizabeth Dávila has served as a member of our Board since February 2008 and as Vice Chairperson of our Board since September 2008. Ms. Dávila was the former Chairman and Chief Executive Officer of VISX, Incorporated ("VISX"), a manufacturer of laser vision correction systems, which was acquired by Advanced Medical Optics in May 2005. Prior to becoming Chairman and Chief Executive Officer of VISX in 2001, she served as President and Chief Operating Officer of VISX from 1999 to 2001 and as Executive Vice President and Chief Operating Officer from 1995 to 1999. Ms. Dávila currently serves as a member of the board of directors of NuGEN Technologies, Inc., a private company that develops and commercializes rapid, high-sensitivity and high-throughput amplification and labeling systems for genomic analysis, and Afaxys, Inc., a private company that supplies family planning providers with pharmaceuticals and supplies. Ms. Dávila holds a B.S. in Chemistry from St. Mary's College in Notre Dame, Indiana, an M.S. in Chemistry from the University of Notre Dame and an M.B.A. from Stanford University.

        As a former Chief Executive Officer of VISX and a current and former member of multiple public and private company boards, Ms. Dávila has extensive healthcare industry experience in management, business development, operations, strategy and capital equipment sales.

        Joshua H. Levine has served as our President and Chief Executive Officer and as a member of our Board since October 2012. Mr. Levine brings diverse, global healthcare industry experience and a strong track record of creating and unlocking strategic value for the companies he has led. He has been the President, Chief Executive Officer, and a director of two other publicly traded global medical device firms, with Mentor Corporation, a surgical implant/medical device manufacturer in the aesthetics space from 2004 to 2009, and most recently with Immucor Corporation, a diagnostics manufacturer of automated instrumentation and reagents used in blood transfusion procedures in 2011. Mr. Levine holds a B.A. from the University of Arizona.

        Mr. Levine's qualifications to serve on our Board include, among other skills and qualifications, his strategic business development skills, commercial leadership experience, and executive vision. In addition, Mr. Levine brings expertise in the medical device and medical technology industries from years of experience as a chief executive officer with two other publicly traded, small cap medical device manufacturing companies.

        Under our Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if that director fails to be elected by a majority of votes cast. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept such resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation.

How Votes Are Counted

        Stockholders are not entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders. To be elected, directors must receive a majority of votes cast, meaning that the number of shares voted "FOR" a director's election exceeds 50% of the number of votes cast with respect to that director's election. You may vote either "FOR" or "AGAINST" each director nominee or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to any director will be counted for purposes of determining whether there is a quorum, but it will not be counted for purposes of determining the number of votes cast with respect to the election of such a director, and thus it will have no effect on the outcome of the vote. Broker non-votes will have no effect on the outcome of the vote.

Board of Directors' Recommendation

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE THREE NOMINEES FOR CLASS II DIRECTOR LISTED ABOVE.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

("SAY-ON-PAY" VOTE)

General

        Section 14A(a)(1) of the Securities Exchange Act of 1934 requires us to submit to our stockholders for approval, on an advisory (non-binding) basis, the compensation of our named executive officers ("NEOs," or each, an "NEO") as disclosed in our proxy statement in accordance with the SEC's rules (a "say-on-pay" vote). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. In this proposal, we are asking our stockholders to provide advisory approval of the compensation of our NEOs, as such compensation is described in "Compensation Discussion and Analysis", the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this Proxy Statement. We have held a say-on-pay vote annually since our first say-on-pay vote in 2011, and assuming the Board's recommendation with respect to Proposal Three is approved, our next say-on-pay vote will be held at next year's annual meeting.

        The Compensation Committee considers the results of each annual stockholder advisory vote on the compensation of our NEOs and stockholder feedback on our executive compensation program. We reached out, before our 2016 Annual Meeting of Stockholders, to our largest institutional and other stockholders to discuss their views about our executive compensation policies and practices as well as other matters. Although we received stockholder support for our Say-on-Pay proposals in 2014 and 2015, we received less than majority stockholder support for our 2016 Say-on-Pay proposal. After consideration of the stockholder feedback we received, we made certain changes to our executive compensation program for fiscal 2017 as described in more detail in "Compensation Discussion and Analysis" below.

Summary of Fiscal 2017 Executive Compensation Program

        Our executive compensation program is designed to enable us to attract, retain, motivate and appropriately reward the individuals who can help us successfully execute our business strategy and promote the best interests of our stockholders. In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully discussed in "Compensation Discussion and Analysis" below:

  •
  We link pay to performance.

  •
  We target our NEO base salaries at the middle of the competitive market (as reported in the Radford January 2016 High-Tech Industry Survey) for companies with $200 million to $1 billion in annual revenue and based on an analysis of the compensation practices of a peer group of 15 medical device companies with whom we compete for executive talent, which are in our industry sector and/or which have comparable financial and organizational characteristics. In an effort to maintain this positioning and to appropriately reflect executive performance and responsibilities in fiscal 2017, the base salary of our Chief Executive Officer ("CEO") was moderately increased by approximately 3.2%. The base salaries of our other NEOs, which varied by individual, were increased in recognition of their promotions and increased responsibilities in connection with the departure of our former COO, which we announced in April 2017.

  •
  The fiscal 2017 annual bonus pool was funded, in accordance with the funding methodology established at the beginning of the year, at approximately 35% of the target level. Each

      NEO's annual bonus was based solely on our actual performance as measured against three performance measures and the Compensation Committee did not exercise any discretion to decrease the award for any executive. Accordingly, for fiscal 2017, each NEO received approximately 35% of his or her target bonus opportunity, ranging from $67,761 to $297,031.

    •
    Our executives, including our NEOs, were granted market stock unit ("MSU") awards in fiscal 2017 providing for the opportunity to earn shares of our common stock based on our actual total stockholder return ("TSR") as measured against the Russell 2000 Index over two-year and three-year performance periods. A target number of 245,500 shares are subject to the MSU award granted to our CEO and an aggregate target number of 297,800 shares are subject to the MSU awards granted to our other NEOs.

    •
    With respect to the MSU awards granted in fiscal 2015, the Compensation Committee calculated the number of shares of our common stock earned using a sliding scale based on stock price performance above and below the Russell 2000 Index, up to a maximum of 150% of the target number of shares. There were two performance periods, each beginning on July 1, 2014. The first performance period ended at the end of fiscal 2016 and the second performance period ended at the end of fiscal 2017. For each of the performance periods, the Compensation Committee determined that the performance requirements were not met and all shares reserved for issuance under the fiscal 2015 MSU program were cancelled.

  •
  We have reasonable employment agreements.  Each NEO's employment agreement has reasonable post-employment cash payment and benefit levels and contains a "double trigger" acceleration provision for unvested and unearned equity awards in the event of a change in control of the Company. For the terms of the employment agreements for our CEO and the other NEOs, please refer to the information set forth under "Employment, Change in Control and Severance Arrangements".

  •
  We mitigate unnecessary compensation-related risk.  We have implemented robust Board and management-level processes to identify compensation-related risks, and we mitigate undue risk with business controls, including limits on payout levels under our annual cash incentive award plan and a compensation recovery ("clawback") policy that applies to both our annual cash incentive award and long-term incentive compensation plans.

  •
  We have strong corporate governance standards.  The Compensation Committee has retained an independent compensation consultant and makes use of various analytical tools as part of its annual executive compensation review.

  •
  We have adopted stock ownership requirements.  The Compensation Committee believes it is important for our executives and non-employee directors to hold a minimum amount of our equity securities in order to align their interests with those of our stockholders. Consistent with this belief, we have adopted a stock ownership policy with stock holding requirements for our executives and non-employee directors. All of our executive officers and non-employee directors are in compliance with these stock ownership requirements or are on track to be in compliance within the applicable timeframe specified in our stock ownership policy.

  •
  No hedging or pledging transactions allowed.  Our insider trading policy prohibits all of our employees, including our NEOs, and our non-employee directors from engaging any speculative transactions in Company securities, including purchasing on margin, engaging in short sales, engaging in transactions in derivative securities, or engaging in any other forms of hedging transactions. Our employees, including our NEOs, and our non-employee directors are also prohibited from pledging or using Company securities as collateral for loans.

  •
  We do NOT engage in the following compensation practices:

  •
  We generally do not provide perquisites or other personal benefits to our NEOs, except for those who are employed internationally in accordance with local customs.

  •
  We do not currently offer pension arrangements, retirement plans (other than our Section 401(k) employee savings plan), or nonqualified deferred compensation plans or arrangements to our senior executives, including our NEOs, except for those who are employed internationally in accordance with local customs and regulations.

  •
  We do not provide excise tax gross-ups.

        Our Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

How Votes Are Counted

        The proposal requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. A properly executed proxy marked "Abstain" with respect to the approval of the compensation of our NEOs will not be voted with respect to such proposal, but it will be counted for purposes of determining whether there is a quorum. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the same effect as a vote against the proposal. Broker non-votes, if any, will have no effect on the outcome of the vote.

        Because your vote is advisory, it will not be binding on the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and approving our executive compensation program, and the Board value the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions for our NEOs.

Board's Recommendation

        Based on the information provided above and within "Compensation Discussion and Analysis" in this Proxy Statement, we request that you indicate your support for our executive compensation philosophy, policies and practices by voting in favor of the following resolution:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's NEOs as described in the Company's 2017 Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables, and the other narrative compensation disclosures."

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

("SAY-WHEN-ON-PAY" VOTE)

General

        Pursuant to Section 14A(a)(2) of the Securities Exchange Act of 1934, at least once every six years, we must provide our stockholders with an opportunity to vote (on an advisory basis) on how frequently we should seek a non-binding vote on the compensation of our named executive officers ("NEOs"), as disclosed pursuant to the SEC's compensation disclosure rules, such as Proposal Two. By voting on this proposal, stockholders may indicate whether they would prefer we hold a non-binding vote on NEO compensation once every one, two, or three years.

        After careful consideration, our Board of Directors has determined that a non-binding vote on NEO compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the non-binding vote on NEO compensation. In formulating its recommendation, our Board considered that an annual advisory vote on NEO compensation will allow our stockholders to provide us with timely input on the compensation of our NEOs as disclosed in the proxy statement. Our Board believes that it is good corporate governance practice and in the best interests of our stockholders to give our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our NEOs, which allows them to provide us, on an annual basis, with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement.

How Votes Are Counted

        You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. The frequency that receives the highest number of votes will be considered the frequency recommended by our stockholders to hold a non-binding, advisory vote on the compensation of our NEOs. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Board of Directors' Recommendation

        OUR BOARD RECOMMENDS THAT YOU VOTE TO HOLD FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY ONE YEAR.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

        The Audit Committee of our Board (the "Audit Committee") has selected Grant Thornton LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending June 30, 2018. Grant Thornton LLP has audited our consolidated financial statements since fiscal year 2007.

        Stockholder ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018 is not required by law, by the NASDAQ Stock Market listing requirements, by our Amended and Restated Certificate of Incorporation or by our Amended and Restated Bylaws ("Bylaws"). However, our Board is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, we may appoint a different independent registered public accounting firm during the fiscal year if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.

        Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Services

        The Audit Committee is directly responsible for the appointment, compensation and oversight of our independent auditors. The Audit Committee retained Grant Thornton LLP to audit our consolidated financial statements for the fiscal year ended June 30, 2017. The estimated aggregate fees billed by Grant Thornton LLP for all services relating to fiscal 2017 and 2016 are as follows:

	Fiscal Year Ended June 30,
Service Category	2017	2016
Audit Fees(1)	$1,929,814	$1,751,275
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,929,814	$1,751,275

(1)
Audit fees primarily consist of fees for professional services performed for the audit of our consolidated annual financial statements and the review of our unaudited quarterly financial statements. Audit fees also include fees for the audit of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, issuance of a comfort letter and fees for statutory audits.

        In the above table, in accordance with the SEC's definitions and rules, "audit fees" are fees for professional services for the audit of our consolidated financial statements included in our Annual Report, for the review of our financial statements included in our quarterly reports on Form 10-Q, for the review of registration statements and issuance of consents and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements except those not required by statute or regulation; "audit-related fees" are fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including attestation services that are not required by statute or regulation; "tax fees" are fees for tax compliance, tax advice and tax planning; and "all other fees" are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as, to a very limited extent, specifically designated non-audit services that, in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

How Votes Are Counted

        The proposal requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Board of Directors' Recommendation

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2018.

AUDIT COMMITTEE REPORT

        The Audit Committee is responsible for overseeing our accounting and financial reporting processes and internal control systems, the appointment, compensation, retention and oversight of Grant Thornton LLP, our independent registered public accounting firm, and audits of our financial statements, all pursuant to the Audit Committee's written charter. Grant Thornton LLP reports directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from our Company for such advice and assistance.

        Management is responsible for preparing our financial statements and for our financial reporting processes, accounting policies, systems of internal controls and disclosure controls and procedures. For our fiscal year ended June 30, 2017, Grant Thornton LLP was responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. Grant Thornton LLP was also responsible for performing an independent audit and expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:

  1.
  The Audit Committee has reviewed and discussed our audited financial statements for fiscal 2017 with our management.

  2.
  The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2-07 of SEC Regulation S-X.

  3.
  The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP its independence.

  4.
  Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, for filing with the SEC.

        AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    Dennis L. Winger, Chairperson
    Elizabeth Dávila
    Robert S. Weiss

        The foregoing Audit Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

COMPENSATION COMMITTEE REPORT

        This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this Proxy Statement and is not repeated here.

        In this context, the Compensation Committee hereby reports as follows:

  1.
  The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.

  2.
  Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

        COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    Louis J. Lavigne, Jr., Chairperson
    Elizabeth Dávila
    Jack Goldstein, Ph.D.

        The foregoing Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under these acts, except to the extent that we expressly incorporate it by reference into such filings.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis provides information regarding the fiscal 2017 compensation program for our Named Executive Officers ("NEOs"), which includes our principal executive officer, our principal financial officer and our other three most highly-compensated executive officers who at fiscal year-end were as follows:

  •
  Joshua H. Levine, our President and CEO;

  •
  Kevin Waters, our Senior Vice President and CFO;

  •
  Lionel Hadjadjeba, our Senior Vice President and Chief Commercial Officer (who became an executive officer effective May 1, 2017);

  •
  Andy Kirkpatrick, our Senior Vice President, Global Operations (who became an executive officer effective May 1, 2017); and

  •
  Alaleh Nouri, our Senior Vice President, General Counsel and Corporate Secretary.

        Under SEC rules, our NEOs for fiscal 2017 also include Kelly Londy, our former Executive Vice President and Chief Operating Officer ("COO") whose employment with the Company terminated effective July 5, 2017. In connection with Ms. Londy's departure (which was announced on April 27, 2017), our Board of Directors promoted Mr. Hadjadjeba to Senior Vice President, Chief Commercial Officer ("CCO") and Mr. Kirkpatrick to Senior Vice President, Global Operations, including responsibility for overseeing our Research & Development organization. As a result of such promotions, each of Messrs. Hadjadjeba and Kirkpatrick became an "officer" of the Company for purposes of Exchange Act Rule 16a-1(f) and an "executive officer" of the Company under Exchange Act Rule 3b-7. In addition, as a result of the elimination of the COO position, Mr. Waters' responsibilities were increased to include oversight of our revenue management and business development functions and Ms. Nouri's responsibilities were increased to include oversight of our Human Resources organization.

        This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2017. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee arrived at its specific compensation decisions for our NEOs in fiscal 2017, and discusses the key factors that the Compensation Committee considered in determining NEO compensation, which included stockholder feedback and the results of our 2016 Say-on-Pay vote.

Executive Summary

Compensation Philosophy

         Our compensation philosophy is to design and maintain an executive compensation program that:

•
Reinforces our "pay for performance" culture;
•
drives business growth; and
•
links our executive officers' and stockholders' interests to drive sustainable long-term value creation

Fiscal 2017 Compensation Program Changes

Based in part on concerns raised by our stockholders before our 2016 Annual Meeting of Stockholders and the results of our 2016 Say-on-Pay vote, we made the following changes to our fiscal 2017 executive compensation program relative to fiscal 2016:

Change in Equity Award Mix

  •
  Decreased the portion granted as service-based RSU awards from approximately 50% to 25% of the aggregate grant date value of each NEOs "refresh" equity awards
  •
  Introduced stock options as a component of the equity award mix

Limited Upside for MSU Awards if TSR is Negative

  •
  Revised the 2017 MSU program to prohibit issuance of shares at above-target performance levels if TSR is negative

No Retention Equity Awards

Management Changes

In fiscal 2017, we reorganized our senior management team:

•
Appointed Mr. Hadjadjeba our Senior Vice President, Chief Commercial Officer
•
Appointed Mr. Kirkpatrick our Senior Vice President, Global Operations (with responsibility for our R&D organization)
•
Increased Mr. Waters' responsibilities to include revenue management and business development functions
•
Increased Ms. Nouri's responsibilities to include human resources oversight

These changes should enhance/improve our operational efficiency and execution

Pay-for-Performance in Fiscal 2017

• Annual cash incentive awards
Based on our backlog, revenue and adjusted EBITDA performance, paid annual cash incentive awards at 35% of target
• Stock options
Based on the closing market price of our common stock as of September 25, 2017, our executive officers have not accrued any intrinsic value from their fiscal 2017 stock options
• Equity Award Mix
Decreased the portion granted as service-based RSU awards as detailed above
• Fiscal 2015 MSU awards
Based on assessment of our TSR relative to the Russell 2000 Index for the three-year performance period ending June 30, 2017, no shares were earned

  Fiscal 2017 Business Highlights

        In fiscal 2017, we achieved financial results that were lower than expected, including the following:

  •
  Generated gross system dollars to backlog of $297.8 million (measured on a constant foreign currency basis using the exchange rate set forth in our fiscal 2017 operating plan), which was 97% of the pre-established target level under our Performance Bonus Plan;

  •
  Achieved total revenue of $382.9 million (measured on a constant foreign currency basis using the exchange rate set forth in our fiscal 2017 operating plan), which was 90% of the pre-established target level under our Performance Bonus Plan; and

  •
  Achieved adjusted EBITDA (excluding bonus accrual and certain other costs) of $30.7 million, which was 48% of the pre-established target level under our Performance Bonus Plan.

        The impact of our performance on the fiscal 2017 annual cash incentive award opportunities of our NEOs is described in the next section and further discussed under the heading "Fiscal 2017 Cash Incentive Award Opportunities and Payouts" below.

  Fiscal 2017 Executive Compensation Highlights

        Based on its desire to incentivize and retain our senior leadership team for fiscal 2017, which it believes embodies the appropriate experience and skills to successfully execute our long-term business objectives, the Compensation Committee (and, in the case of our CEO, the independent members of our Board of Directors) took the following actions with respect to the compensation of our NEOs:

  •
  Base salaries—As part of its annual compensation review, increased their annual base salaries in amounts ranging from approximately 3.0% to approximately 6.0%, including an increase of approximately 3.2% for our CEO. In addition, in May 2017:

  •
  the base salaries of our CFO and General Counsel were further increased by 14% and 10%, respectively, in recognition of their assumption of increased responsibilities as described above and in lieu of any annual merit increases such NEOs would have otherwise received for fiscal 2018; and

  •
  the base salary of Mr. Hadjadjeba was increased to $568,560 and the base salary of Mr. Kirkpatrick was increased to $395,000 in recognition of their promotions, appointments as executive officers and increased roles and responsibilities.

  •
  Annual cash incentive awards—Selected gross orders to backlog, revenue and adjusted EBITDA as the performance measures for our Performance Bonus Plan for fiscal 2017. Based on our actual performance with respect to each of these measures for fiscal 2017, determined that the fiscal 2017 annual cash incentive award payouts under our Performance Bonus Plan for our NEOs, collectively, would equal approximately 35% of their aggregate target annual cash incentive award opportunity. Specifically, for fiscal 2017, our NEO's (other than our CEO) received annual cash incentive award payouts in amounts ranging from $67,761 to $117,012, with our CEO receiving a payout in the amount of $297,031.

  •
  MSU program—Approved an MSU program for fiscal 2017 (the "2017 MSU Program"), which provides that the target number of shares of our common stock subject to such awards will be earned, if at all, based on our total stockholder return ("TSR") measured against the Russell 2000 Index over two-year and three-year performance periods ending on October 31, 2018 and October 31, 2019, respectively. Specifically, our NEOs (other than our CEO) received MSU awards ranging from a target number of 43,100 shares to 88,200 shares of our common stock, with our CEO receiving an MSU award for a target number of 245,500 shares of our common stock.

  •
  Annual refresh equity awards—As discussed further below, in response to the results of the 2016 Say-on-Pay vote, changed the mix of refresh equity awards by increasing the proportion of the equity awards granted in the form of stock options and decreasing the proportion of the equity awards granted in the form of service-based restricted stock units ("RSUs"). Specifically, our NEOs (other than our CEO) received annual "refresh" awards consisting of RSUs for amounts ranging from 21,600 shares to 44,100 shares of our common stock and stock options to purchase shares of our common stock at an exercise price of $5.05 per share in amounts ranging from 53,900 shares to 110,200 shares of our common stock. Our CEO received an annual "refresh" award consisting of an RSU for 122,800 shares of our common stock and a stock option to purchase 306,900 shares of our common stock at an exercise price of $5.05 per share.

  Fiscal 2016 Say on Pay Vote and Response to Stockholder Feedback

        Consistent with past practices, in the first quarter of fiscal 2017, the Compensation Committee reviewed and approved the key elements of our fiscal 2017 executive compensation program. Consequently, these decisions were made prior to receiving the results of our 2016 Say-on-Pay vote. In arriving at its compensation determinations for fiscal 2017, the Compensation Committee approached its decisions in a manner that was substantially similar to its approach following the receipt of majority support from our stockholders in connection with our 2014 and 2015 Say-on-Pay votes.

        After filing our 2016 definitive proxy statement and prior to our 2016 Annual Meeting of Stockholders, we contacted our 15 largest stockholders, representing approximately 67% of our then outstanding shares of common stock and each holder of at least 2% of our then outstanding shares of common stock, offering to have a member of our Compensation Committee meet with them to discuss our executive compensation program, policies, and practices. The holders of approximately 13% of our then outstanding common stock ultimately accepted our offer to engage in one-on-one discussions with us. The Chairman of our Compensation Committee, along with our CFO and General Counsel, participated in these discussions. During such discussions, the stockholders voiced concern regarding (i) the retention grants we made in June 2016 to our NEOs and (ii) better aligning pay to stock price performance generally. No specific areas of misalignment were identified to us during these discussions other than the June 2016 retention grants.

        At our 2016 Annual Meeting of Stockholders, only 25% of our stockholders who voted on our 2016 Say-on-Pay proposal supported it. Concerned about the results of the vote, the independent members of our Board of Directors, including all of the members of the Compensation Committee, and the Compensation Committee's compensation consultant met to discuss the stockholder feedback and reconsidered our fiscal 2017 executive compensation program. In reassessing our fiscal 2017 executive compensation program, the independent members of our Board of Directors considered, among other things, the feedback received from our stockholder outreach efforts, the results of our 2016 Say-on-Pay proposal, the retention profile of our executive officers, our operational performance, and relevant competitive market data. During the second quarter of fiscal 2017, the independent members of our Board of Directors revised certain aspects of our fiscal 2017 executive compensation program in an effort to address the concerns voiced by our stockholders and better enhance the link between executive pay and company performance. These changes were as follows:

Subject	What We Heard from Stockholders	Our Response

Pay for performance	General misalignment between NEO pay and company stock price performance

•

Adjusted the mix of our NEOs' annual "refresh" equity awards to (i) decrease the proportion of such awards granted in the form of service-based RSU awards and (ii) increase the proportion of such awards granted in the form of stock options, the entire value of which depends on future company stock price appreciation

•

Modified our 2017 MSU Program to expressly provide that no shares of our common stock above the target performance level may be earned if our stock price for the performance period is negative

Retention equity awards	Use of service-based retention equity awards may undermine the integrity of existing company incentive programs and weaken the link between pay and performance

•

Did not grant any retention equity awards to our executive officers, including any of our NEOs, in fiscal 2017

•

Affirmed that our Compensation Committee has no current intent to grant retention awards to our NEOs in the future

        Following our 2016 Annual Meeting of Stockholders, we continued our stockholder engagement efforts. We held over 14 meetings with one or more of our institutional stockholders during fiscal 2017, including one-on-one meetings at Accuray's headquarters, meetings at industry events and conferences, and teleconference meetings. These meetings included some institutional stockholders that previously did not take advantage of our offer to discuss executive compensation in advance of our 2016 Annual Meeting of Stockholders. In the aggregate, the stockholders that participated in such meetings held over 20% of our outstanding common stock as of June 30, 2017. During such meetings, we invited such institutional stockholders to discuss any topics of interest to them, including executive compensation and corporate governance matters; however, none raised any new concerns regarding our executive compensation program in addition to the concerns that our Board of Directors sought to address with its changes to our fiscal 2017 executive compensation program.

        We value the insights gained from our discussion with our stockholders and find them to be helpful even when points of view vary. The Compensation Committee, as well as the independent members of our Board of Directors, consider stockholder feedback when adopting policies affecting our executive compensation program. We will continue to seek opportunities for dialogue with our stockholders on executive compensation and other matters on an ongoing basis.

  "Pay-for-Performance"

        We believe that there should be a strong relationship between pay and performance, and our executive compensation program reflects this belief. In particular, annual cash incentive award opportunities and long-term incentive compensation in the form of equity awards represent a majority of the target total direct compensation opportunity of our executive officers, including our NEOs, as reflected in the charts below. These variable compensation elements are considered "at risk" as they are directly dependent upon the achievement of pre-established performance objectives and/or stock price performance:

  •
  Our annual Performance Bonus Plan only funds if we achieve pre-established financial performance objectives, placing our NEOs' target annual cash incentive opportunities entirely at risk.

  •
  The ultimate value of our NEOs' service-based RSU awards and stock options is tied entirely to the performance of our stock price.

  •
  Our NEOs' MSU awards are contingent on our TSR performance over two-year and three-year performance periods relative to the TSR performance of the Russell 2000 Index.

        The following charts illustrate the allocation of fiscal 2017 target total direct compensation for our NEOs between base salary, annual cash incentive opportunities and long-term incentive compensation in the form of equity awards, which are further discussed under the heading "Compensation Elements" below.

CEO 2017 Target Pay Mix	Average Other NEO 2017 Target Pay Mix

        As reflected in the chart below, based on our performance in fiscal 2017, a significant portion of the "at-risk" compensation of our NEOs was not earned because we did not fully achieve the performance objectives set forth in our Performance Bonus Plan. As a result, the Performance Bonus Plan was funded at approximately 35% of target and each NEO received only a corresponding percentage of his or her target annual cash incentive opportunity. In addition, no shares of our common stock were earned or issued with respect to the second performance period (beginning on July 1, 2014 and ending on June 30, 2017) under our fiscal 2015 MSU program ("2015 MSU Program").

 FY 2017 NEO Target and Realized Compensation ($ in thousands)

        Target compensation includes base salary, annual cash incentive award opportunity and the grant date fair value of equity awards but excludes other compensation as reported in the Summary Compensation Table under "Executive Compensation" below. Realized compensation includes base salary paid, the actual cash incentive bonus paid and the value of time-based RSUs granted prior to, but vesting in, fiscal 2017.

Governance Standards and Executive Compensation Practices

        We maintain good governance standards in our executive compensation practices. The following policies and practices were in effect in fiscal 2017:

  •
  "Double-Trigger" Equity Acceleration.  Our executive officers' employment agreements contain "double trigger" acceleration provisions for equity awards, which requires both a change in control of the Company and an involuntary termination of employment before the vesting of outstanding and unvested equity awards is accelerated.

  •
  Compensation Recovery ("Clawback") Policy.  Each of our Performance Bonus Plan, 2007 Incentive Award Plan, and the 2016 Equity Incentive Plan include provisions allowing for potential recovery of performance-based or incentive compensation paid to our executive officers if (i) we are required to restate our financial results or materially reduce publicly disclosed backlog figures and (ii) the compensation received by our executive officers who received awards under such plans is greater than would have been paid or awarded if calculated based on the restated financial results or the materially reduced backlog figures.

  •
  Limited Perquisites.  Generally, we do not provide perquisites or other personal benefits to our senior executives, including our NEOs, except for Mr. Hadjadjeba who is employed by our Swiss subsidiary and receives certain perquisites in accordance with local customs. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

  •
  No Retirement Plans.  We do not currently offer pension arrangements, retirement plans (other than our Section 401(k) employee savings plan), or nonqualified deferred compensation plans or arrangements to our senior executives, including our NEOs, except for Mr. Hadjadjeba who is employed by our Swiss subsidiary and receives contributions to a pension fund in accordance with local custom and regulations.

  •
  Independent Compensation Consultant.  The Compensation Committee has engaged its own independent compensation consultant.

  •
  Hedging and Pledging Prohibitions.  Our insider trading policy prohibits our employees, including our NEOs, and our directors from engaging any speculative transactions in our securities, including purchasing on margin, engaging in short sales, engaging in transactions in derivative securities, or engaging in any other forms of hedging transactions. Our employees, including our NEOs, and our directors are also prohibited from pledging or using our securities as collateral for loans.

  •
  Stock Ownership Requirements.  We have adopted a stock ownership policy with stock holding requirements for our executive officers and non-employee directors. All of our executive officers and non-employee directors are in compliance with these stock ownership requirements or are on track to be in compliance within the applicable timeframe specified in our stock ownership policy.

  •
  Independent Compensation Committee.  Each member of our Compensation Committee is independent under the applicable rules and regulations of the Securities and Exchange Commission, NASDAQ and the Internal Revenue Service.

  •
  No Tax Gross-Ups.  We do not provide excise tax gross-ups.

  •
  Separation of Board Chair and CEO Positions.  We maintain separation of our Board of Directors Chairperson and Chief Executive Officer positions. We have operated with these roles separated for several years and continue to believe separation of the two roles is in the best interests of our stockholders.

Compensation Philosophy

        To achieve our objectives, we need a highly talented and seasoned management team with the integrity, skills and dedication necessary to oversee a dynamic and growing organization and the vision to anticipate and respond to future market developments. Our executive officers must be capable of fulfilling our long-term business strategy, including expanding the growth of our products into the market.

        The overarching compensation philosophy approved by the Compensation Committee for fiscal 2017, consistent with prior years, was to maintain an executive compensation program that emphasizes pay for performance, drives business growth and links stockholder value and executive interests.

        The key objectives of the compensation philosophy include:

  •
  attracting, retaining, motivating and rewarding the top talent that is necessary to drive future business success;

  •
  linking short-term rewards with our performance and individual performance; and

  •
  linking long-term rewards with the creation of stockholder value.

        Consistent with this philosophy, a significant portion of our NEOs' target total direct compensation in fiscal 2017 was comprised of variable cash incentives (i.e., annual bonus opportunities) and equity-

based compensation, consisting of MSUs, stock options and service-based RSUs, in order to align compensation with our business performance and the long-term interests of our stockholders.

        The compensation ultimately earned by our NEOs in fiscal 2017 reflects the fact that we did not fully achieve all of our performance objectives for fiscal 2017. As a result of our performance to plan in fiscal 2017, below-target annual cash incentives were earned by our NEOs in accordance with the terms of our Performance Bonus Plan (described below). In addition, as a result of our stock price performance, no shares of our common stock were earned or issued in respect of the second performance period beginning on July 1, 2014 and ending on June 30, 2017 under the 2015 MSU Program.

Compensation Setting Process

        The Compensation Committee oversees our executive compensation philosophy and administers our executive compensation program. The Compensation Committee is responsible for reviewing the performance and approving the compensation of our executive officers, including our NEOs (other than our CEO). The independent members of our Board are responsible for reviewing the performance of our CEO and approving his compensation. The Compensation Committee is also responsible for reviewing and recommending to the Board the compensation of our non-employee directors and establishing and regularly reviewing the compensation and benefits policies for our executive officers. For additional information on the Compensation Committee, including the scope of its authority, see "Corporate Governance and Board of Directors Matters—Compensation Committee," below.

        At the beginning of each fiscal year, the Board, after consulting with management, establishes our corporate performance objectives, and the Compensation Committee, after consulting with management, reviews and approves the individual performance objectives for each executive officer (other than our CEO) and makes decisions with respect to any base salary adjustment, target annual cash incentive award opportunities, and equity awards for our executive officers, including our NEOs (other than our CEO), for the upcoming fiscal year. The independent members of the Board, based on the recommendations of the Compensation Committee, approves the individual performance objectives for our CEO and make decisions with respect to his base salary adjustment, target annual cash incentive award opportunity and equity awards. After the end of the fiscal year, the Compensation Committee assesses the performance of our executive officers, including our NEOs (other than our CEO), to determine the payouts for the annual cash incentive award opportunities for the previous year, and the independent members of the Board assess the performance of our CEO to determine his annual cash incentive award payout in light of the previously established performance objectives.

  Role of Management

        To aid in its deliberations, each fiscal year our CEO provides recommendations to the Compensation Committee regarding the individual compensation elements for each of our executive officers, including our NEOs (other than himself). Prior to formulating these recommendations, our CEO conducts an annual performance review of our other executive officers to evaluate their performance for the prior fiscal year based on the objectives previously established by the Compensation Committee. Our CEO then presents the results of these evaluations, along with his recommendations with regard to their compensation for the current fiscal year, including base salary adjustments, annual cash incentive award opportunities and payouts and equity awards, to the Compensation Committee for its consideration. In advance of making such recommendations, our CEO often reviews market data provided by the Compensation Committee's independent compensation consultant and takes into consideration such factors as our compensation philosophy, achievement of individual performance goals and objectives, and internal pay equity.

        Our CEO also assists the Compensation Committee in formulating our performance objectives for that fiscal year and the individual performance objectives for each executive officer. The Compensation Committee reviews, discusses and modifies such recommendations as they deem appropriate.

        Similarly, our CEO's performance is reviewed annually by the Compensation Committee as well as the other independent members of the Board as part of their deliberations with respect to his compensation. The Compensation Committee makes recommendations regarding the compensation of our CEO to the independent members of the Board, who approve all elements of our CEO's compensation.

        Typically, our CEO is present at Compensation Committee meetings where executive compensation and corporate and individual performance are discussed and evaluated (except when his own compensation and performance are determined or reviewed). From time to time, our CFO and General Counsel may also attend Compensation Committee meetings at which executive compensation matters are discussed and participate in those discussions (except when their own compensation and performance are discussed).

  Role of Compensation Consultant

        The Compensation Committee has retained Compensia, Inc. ("Compensia") as its advisor to provide advice with respect to our executive and non-employee director compensation programs. Compensia advises the Compensation Committee with respect to trends in executive compensation, the development of the Peer Group (as defined below), the determination of compensation programs, the assessment of competitive pay levels and mix (for example, the proportion of fixed pay to incentive pay, and the proportion of annual cash pay to long-term incentive pay) and setting compensation levels. Compensia also consults with the Compensation Committee to formulate and design new programs to better align management performance with the interests of our stockholders.

        Compensia did not perform any other services for us or the Compensation Committee in fiscal 2017. Based on its review, the Compensation Committee determined that Compensia's services did not raise any conflict of interest and, after consideration of the factors set forth in the rules of the Securities and Exchange Commission and the NASDAQ Listing Standards, determined that Compensia was independent within the meaning of those rules.

  Competitive Positioning

        For fiscal 2017, the Compensation Committee determined the compensation of our executive officers, including our NEOs, between cash and equity based on an analysis of the data reflected in the Radford January 2016 High-Tech Industry Survey (the "Radford Survey") for companies with $200 million to $1 billion in annual revenue, as well as an assessment of our performance and compensation practices against a peer group of 15 medical device companies (the "Peer Group") with whom we compete for executive talent, who are in our industry sector or who have comparable financial and organizational characteristics (collectively, the "Relevant Market Data"). The Peer Group of 15 medical device companies was recommended by Compensia and submitted to the Compensation Committee for its review and approval. The final Peer Group for fiscal 2017 was approved by the Compensation Committee in March 2016.

        The criteria used to develop the fiscal 2017 Peer Group include the following:

  Primary Factors:

  •
  Similar business focus (i.e., companies that develop and design highly technical medical devices);

  •
  Total revenue of approximately $200 million to $1 billion; and

  •
  Headquartered in the United States.

  Secondary Factors:

  •
  Employee population of up to approximately three and a half times our number of employees; and

  •
  Market capitalization of up to approximately four times our market capitalization.

        The fiscal 2017 Peer Group remained largely the same as the peer group for fiscal 2016, except that Affymetrix, Cyberonics and Thoratec were removed as each was acquired and Cepheid Inc., Cynosure Inc. and NxStage Medical, Inc. were added to ensure a broad sample and because they met many of the selection criteria described above, resulting in a fiscal 2017 Peer Group consisting of the following companies:

Analogic Corporation	Haemonetics Corp.	Natus Medical Incorporated
AngioDynamics, Inc.	ICU Medical, Inc.	NuVasive, Inc.
Cepheid Inc.	Integra LifeSciences Holdings Corporation	NxStage Medical, Inc.
CONMED Corporation	Masimo Corporation	Omnicell, Inc.
Cynosure Inc.	Merit Medical Systems, Inc.	ZELTIQ Aesthetics, Inc.

        The following table summarizes our relative positioning to the fiscal 2017 Peer Group when the Compensation Committee conducted its annual review of our executive compensation program at the end of fiscal 2016.

Criteria	Accuray FY 2016	Target for Peer Group	2017 Peer Group Median (Data as of 6/30/16)
Revenue ($MM)	$399	0.5x - 2.5x	$564
Market Capitalization ($MM)	$427	0.5x - 4.0x	$1,190
Employees	959	0.5x - 3.5x	1,679

        The Compensation Committee annually reviews the composition of the Peer Group to ensure it is the most relevant set of companies to use for comparison purposes.

        In evaluating the base salaries of our executive officers for fiscal 2017, establishing target annual cash incentive award opportunities and granting equity awards, the Compensation Committee reviewed the Relevant Market Data to inform its decisions on individual compensation elements, in particular the competitive reasonableness of such elements and to ensure that its decisions were consistent with our compensation philosophy and strategy. While the Compensation Committee considered the Relevant Market Data, it did not make its decisions solely based on targeting compensation to specific benchmarks against the Relevant Market Data. Instead, the Compensation Committee took an approach consistent with its intention to (i) set performance objectives for cash incentive compensation so that target level payouts would only be made if our executive officers and the Company performed at a superior level that would be difficult to achieve and (ii) provide our executive officers with the ability to earn above-market compensation for exceptional performance that furthered our long-term financial and strategic goals.

  Tally Sheets

        As part of our annual executive compensation approval process, with the assistance of Compensia, the Compensation Committee reviews each executive officer's compensation history for the past five years or, if an executive officer was hired within the past five years, since his or her date of hire, including each compensation element and how it compared to the Relevant Market Data for the fiscal year. The Compensation Committee also reviews tally sheets setting forth the expected value of annual compensation and benefits for each NEO, including base salaries, potential annual cash incentive payouts and minimum and maximum levels, long-term incentive compensation, including the number of shares of our common stock subject to outstanding stock options, RSU and MSU awards granted and the fair value at grant, and the annualized cost of other benefits.

        These tally sheets also set forth the accumulated value of the compensation and benefits for each NEO, including the accumulated value of equity awards and the accumulated value of potential payouts under different separation scenarios, including under our post-employment compensation arrangements. Reviewing tally sheets each year facilitates the Compensation Committee's evaluation of the reasonableness of the total accumulated value of the compensation and benefits provided to each NEO. For fiscal 2017, the tally sheets served to assist the Compensation Committee and, in the case of our CEO, the independent members of the Board, in understanding the total annual compensation opportunity for each executive officer and relative compensation among our executive officers, but did not affect any specific decision relating to our NEOs' compensation.

Compensation Elements

        During fiscal 2017, the compensation of our executive officers, including our NEOs, consisted of the following elements:

  •
  base salary;

  •
  an annual cash incentive award opportunity;

  •
  equity awards; and

  •
  other benefits.

  Base Salary

        We believe that a competitive base salary is the essential foundation to providing an appropriate total direct compensation package for our executive officers, including our NEOs. We use base salary to fairly and competitively compensate our executive officers for the jobs we ask them to perform. We view base salary as the most stable component of our executive compensation program, as this amount is not at risk.

        The Compensation Committee and, in the case of our CEO, the independent members of the Board, makes adjustments to base salary when it believes there is a deviation from market based on a review of the Relevant Market Data, when an individual is promoted or assumes an increase in responsibility, or when the Compensation Committee determines that an individual's performance warrants an increase. The Compensation Committee reviews the base salary levels of our executive officers each year to determine whether an adjustment is warranted.

        For fiscal 2017, the Compensation Committee (and, in the case of our CEO, the independent members of our Board) increased the base salaries of our NEOs from their fiscal 2016 levels. Our CEO's base salary was increased by approximately 3.2%. The base salaries of our CFO, COO and General Counsel were moderately increased by approximately 3% to 6%. In May 2017, the base salaries of our CFO and General Counsel were further increased by 14% and 10%, respectively, in recognition of their increased responsibilities as a result of the elimination of the Chief Operating Officer position in fiscal 2017. In addition, Mr. Hadjadjeba's base salary was increased to $568,560 and Mr. Kirkpatrick's base salary was increased to $395,000 in recognition of their promotions and increased responsibilities in connection with their appointments as executive officers in May 2017. The base salaries of our NEOs as of the end of fiscal 2017 were as follows:

Named Executive Officer	Fiscal 2017 Base Salary
Joshua H. Levine(1)	$710,000
Kevin Waters(2)	$435,000
Lionel Hadjadjeba(3)	$568,560
Andy Kirkpatrick(4)	$395,000
Alaleh Nouri(5)	$383,000
Kelly Londy(6)	$450,500

(1)
This base salary became effective on October 1 of such year.

(2)
This base salary became effective May 1, 2017 in recognition of Mr. Waters' increased responsibilities.

(3)
This base salary became effective May 1, 2017 upon Mr. Hadjadjeba's promotion. Mr. Hadjadjeba's base salary is paid in Swiss Francs. The amount set forth in the table above reflects a conversion to USD of 1:1.03281.

(4)
This base salary became effective May 1, 2017 upon Mr. Kirkpatrick's promotion.

(5)
This base salary became effective May 1, 2017 in recognition of Ms. Nouri's increased responsibilities.

(6)
Ms. Londy's employment with the Company terminated effective July 5, 2017.

        The annual base salaries paid to our NEOs are reported in the Summary Compensation Table under "Executive Compensation" below.

  Annual Cash Incentives

        Annual cash incentive awards under our Performance Bonus Plan serve to reinforce our performance-based culture. The Compensation Committee believes in providing our executive officers, including our NEOs, with a target total cash compensation opportunity above the market median tied to the achievement of challenging, pre-established corporate performance objectives. Historically, due to the challenging nature of the goals that the Compensation Committee has established, payouts under our Performance Bonus Plan have averaged approximately 43% of their target level from fiscal 2013 through fiscal 2016. As with base salary, each executive officer's target annual cash incentive award opportunity is set with reference to his or her performance over the previous fiscal year as evaluated by our CEO or, in the case of our CEO, the independent members of our Board of Directors, his or her experience and responsibilities, the critical nature of his or her position relative to our success, our retention needs, the Relevant Market Data and our CEO's recommendation with respect to our other NEOs.

        During the first quarter of each fiscal year, the Compensation Committee reviews and approves the corporate performance measures and related target levels for the current fiscal year's annual cash incentive awards and reviews and approves the target annual cash incentive award opportunity for each executive officer, including our NEOs, but excluding our CEO, whose target annual cash incentive award opportunity is reviewed and approved by the independent members of our Board. The table below sets forth the target annual cash incentive award opportunity for each of our NEOs as a percentage of base salary and in absolute dollars. Except for Ms. Londy, whose target annual cash incentive award opportunity was increased from 70% to 75% in recognition of her increased responsibilities, and Mr. Hadjadjeba, whose target annual cash incentive award opportunity was increased from 50% to 60% in connection with his promotion to Chief Commercial Officer, the target annual cash incentive award opportunities were unchanged from the prior fiscal year for each NEO who was employed by us in the prior fiscal year. The Compensation Committee recognizes that the performance of certain of our NEOs has a greater potential to directly impact the successful implementation of our overall strategy and achievement of our financial and strategic performance and, given that the Performance Bonus Plan only includes corporate performance objectives, it believes it is appropriate that the target annual cash incentive award opportunities of these executive officers should be higher than the opportunities of the other NEOs.

Fiscal 2017 Performance Bonus Plan Target Award Opportunities

	Target
Named Executive Officer	(%)	($)
Joshua H. Levine	120%	848,659
Kevin Waters	60%	232,096
Lionel Hadjadjeba(1)	52%	285,130
Andy Kirkpatrick	60%	214,027
Alaleh Nouri	55%	193,603
Kelly Londy(2)	75%	334,320

(1)
Mr. Hadjadjeba's target annual cash incentive award opportunity was increased from 50% to 60% effective May 1, 2017. The target annual cash incentive award opportunity reflected in the table above has been determined by prorating his (i) original fiscal 2017 target annual cash incentive award opportunity and (ii) new target annual cash incentive award opportunity, based on the relative number of days in fiscal 2017 during which each target annual cash incentive award opportunity was effective.

(2)
Ms. Londy's employment with the Company terminated effective July 5, 2017.

Fiscal 2017 Performance Bonus Plan Objectives

        Our executive officers, including our NEOs, are eligible to participate in the Performance Bonus Plan, which was adopted by the Compensation Committee and has been approved by our stockholders. For fiscal 2017, our annual cash incentive awards were designed to reward our executive officers, including our NEOs, based solely on our financial performance. In establishing the fiscal 2017 cash incentive award program, the Compensation Committee determined that the award opportunities for all of our executive officers, including our NEOs, should be directly linked to achieving multiple corporate performance objectives.

        The bonus pool under the Performance Bonus Plan would fund only if the corporate performance objectives established by the Compensation Committee were achieved at pre-established threshold levels. Accordingly, if the bonus pool did not fund, no executive officer would be entitled to any annual cash incentive award payout under the Performance Bonus Plan, regardless of his or her individual performance.

        To the extent that the bonus pool was funded, the Performance Bonus Plan entitled each executive officer to 100% of the funded percentage of his or her target annual cash incentive award opportunity, provided that the Compensation Committee could exercise negative discretion to reduce the overall funding percentage and/or to reduce any individual award payout.

        For fiscal 2017, the Compensation Committee established three corporate financial performance measures: gross system dollars into backlog, total revenue and adjusted EBITDA for purposes of the Performance Bonus Plan. These performance measures were applied in the same manner to all of our executive officers, including our NEOs. The Compensation Committee established target levels and minimum funding thresholds with respect to each performance measure, thereby requiring that we achieve the minimum threshold set for each measure in order for any funding to occur relative to that measure. The performance measures and their relative weightings, target levels and minimum funding thresholds for fiscal 2017, as well as the actual performance attained, were as follows:

Performance Measure	Weighting	Target	Threshold	Actual Results	% Plan Attained	% Weighted Funding
Gross System Dollars into Backlog	40%	$305.5 million	$275.0 million	$297.8 million	97	35.0
Total Revenue	30%	$426.5 million	$383.9 million	$382.9 million	90	0.0
Adjusted EBITDA	30%	$63.5 million	$47.6 million	$30.7 million	48	0.0

        Each performance measure other than adjusted EBITDA was calculated on a GAAP basis, consistent with the GAAP financial measures reported in our quarterly earnings releases adjusted for constant currency. The calculation of adjusted EBITDA, a non-GAAP financial measure, excluded any bonus accrual amounts, foreign exchange and costs related to the early settlement of our 3.75% Convertible Senior Notes due August 1, 2016. All three measures were measured on a constant foreign currency basis using the exchange rate assumed in our fiscal 2017 operating plan. The Compensation Committee could, in its discretion, approve exclusions in the nature of one-time occurrences, extraordinary items or events outside management's control. To be reported in our backlog, an order must have met our fiscal 2017 backlog criteria as disclosed in our Annual Report on Form 10-K.

        The Compensation Committee assessed corporate performance with respect to each of the three performance measures and determined whether threshold performance had been achieved for each measure. The funding with respect to each performance measure was based on a funding slope in a straight line from 50% at the minimum threshold level, to 100%, at the target level. In the event any of the performance measures was achieved at greater than the target level, the funding would also be based on a straight line from 100% at the target level to the maximum funding opportunity at 120% funding for the total revenue and gross dollars into backlog measures and 150% funding for the adjusted EBITDA measure.

        Based on our actual corporate performance results, the funding methodology resulted in funding of the bonus pool at approximately 35% of the target level. The target annual cash incentive award opportunities and actual payouts made to our NEOs in fiscal 2018 for fiscal 2017 performance were as follows:

Fiscal 2017 Performance Bonus Plan Payouts

	Target Annual Cash Incentive Award Opportunity
			Fiscal 2017 Total Actual Payout ($)(1)
Named Executive Officer	(%)	($)
Joshua H. Levine	120%	848,659	297,031
Kevin Waters	60%	232,096	81,234
Lionel Hadjadjeba(2)	52%	285,130	99,796
Andy Kirkpatrick	60%	214,027	74,910
Alaleh Nouri	55%	193,603	67,761
Kelly Londy(3)	75%	334,320	117,012

(1)
The fiscal 2017 total actual payout for each NEO was derived by multiplying the approximate 35% funding level by the gross cash wages (base salary) earned by such NEO during fiscal 2017 as calculated in accordance with the Performance Bonus Plan.

(2)
Mr. Hadjadjeba's target annual cash incentive award opportunity was increased from 50% to 60% effective May 1, 2017. The target annual cash incentive award opportunity reflected in the table above has been determined by prorating his (i) original fiscal 2017 target annual cash incentive award opportunity and (ii) new target annual cash incentive award opportunity, based on the relative number of days in fiscal 2017 during which each target annual cash incentive award opportunity was effective.

(3)
Ms. Londy's employment with the Company terminated effective July 5, 2017.

        The annual cash incentive award payouts for fiscal 2017 performance made to our NEOs are reported in the Summary Compensation Table under "Executive Compensation" below.

  Equity Compensation

        We believe that equity awards provide a strong alignment between the interests of our executive officers, including our NEOs, and our stockholders. Accordingly, the Compensation Committee seeks to provide motivation to our executive officers through the use of equity awards consistent with the reasonable management of our overall equity compensation expense and stockholder dilution. The Compensation Committee and, in the case of our CEO, the independent members of the Board, grants equity awards to our executive officers, including our NEOs, in the first quarter of each fiscal year, as a reward for past corporate and individual performance, as an incentive for future performance and as a retention tool. Since fiscal 2013, our executive officers have been granted MSU awards in addition to time-based RSU awards and stock options.

        The size of an executive officer's equity award is determined by the Compensation Committee and, in the case of our CEO, the independent members of the Board, after considering his or her performance against his or her individual goals and objectives over the last fiscal year as evaluated by our CEO (or, in the case of our CEO, as evaluated by the independent members of our Board), an evaluation of his or her target total direct compensation, an evaluation of his or her accumulated equity holdings, the critical nature of his or her position relative to our success, our retention needs, the Relevant Market Data, internal equity, role hierarchy and such other factors as the Compensation Committee or the independent members of the Board, as applicable, determines relevant.

Fiscal 2017 Annual "Refresh" Equity Awards

        For fiscal 2017, our CEO recommended equity award amounts to the Compensation Committee for each of our executive officers, other than himself. The Compensation Committee reviewed our CEO's recommendations and, after assessing each of the factors described above, determined the equity awards to be granted for each executive officer as further described below. Equity awards for fiscal 2017 consisted of a mix of RSUs, stock options and MSUs under the 2017 MSU Program.

        For our CEO, the independent members of our Board assessed his individual performance and the factors describe above to determine the equity awards to be granted to him and awarded him an award comprised of RSUs, stock options and MSUs.

Fiscal 2017 MSU Program

        The Compensation Committee believes that linking a portion of our executive officers' equity awards to pre-established performance criteria better aligns their goals and incentives with both our strategic plans and the interests of our stockholders. In fiscal 2017, the Compensation Committee approved our 2017 MSU Program for our executive officers, including our NEOs, with two performance periods, each beginning on November 1, 2016 and ending on October 31, 2018 and October 31, 2019, respectively, linking the compensation of the participants in this program to the creation of long-term stockholder value. For each award granted, 50% of the shares of our common stock subject to the award will be earned at the end of each performance period, subject to meeting minimum performance thresholds and upward or downward adjustment based on our performance as further described below.

        The 2017 MSU Program uses the Russell 2000 Index as the performance benchmark and requires that our TSR meet that of the Russell 2000 Index for each performance period in order for the target number of shares of our common stock allocated to that performance period to be earned by each participating executive officer. The actual shares earned will be calculated on a sliding scale based on stock price performance above and below the Russell 2000 Index, up to a maximum of 150% of the target number of shares. In response to stockholder feedback following our 2016 Say-on-Pay vote, we modified our 2017 MSU Program to provide that no shares above target may be earned if our stock price performance is negative. For purposes of the 2017 MSU Program, TSR is measured as the average closing price of our common stock for the last fiscal quarter of the performance period (adjusted for dividends, if any) minus the average closing price of our common stock for the fiscal quarter preceding the performance period divided by the average closing price for the fiscal quarter preceding the performance period.

        If our TSR for the relevant performance period is below that of the Russell 2000 Index, for each percentage point that we have underperformed relative to the Russell 2000 Index, the actual shares earned will be reduced below the target amount on a 3-for-1 basis. By way of example only, if our TSR is 5 percentage points below the TSR of the Russell 2000 Index for the performance period, the shares earned for that period will be 85% of the target amount (100% – (5% × 3)). If our TSR for the relevant performance period exceeds that of the Russell 2000 Index, for each percentage point that we have overperformed relative to the Russell 2000 Index, the actual shares earned will be increased above the target amount on a 2-for-1 basis, up to a maximum of 150% of the target amount. By way of example only, if our TSR is 10 percentage points above the TSR of the Russell 2000 Index for the relevant performance period, the shares earned for that period will be 120% of the target amount (100% + (10% × 2)).

        The Compensation Committee believes using a single performance measure for the 2017 MSU Program is appropriate because the measure used is tied directly to stockholder return, which the Compensation Committee believes, ultimately, is the key indicator of whether our executive officers have performed well. In addition, the Compensation Committee set the target number of shares of our common stock granted to our executive officers under the 2017 MSU Program at what it deemed was the appropriate level based on his or her performance, experience and retention needs and assuming our performance would track to the Index. If we do not perform as well as anticipated, the executive officers will therefore earn less than their target award amounts.

Fiscal 2017 NEO Equity Awards

        In fiscal 2017, each NEO received equity awards in the amounts as follows:

Name	MSUs Target Shares (#)	RSUs (#)(1)	Stock Options (#)(2)
Joshua Levine	245,500	122,800	306,900
Kevin Waters	76,400	38,200	95,500
Lionel Hadjadjeba	44,600	22,300	55,700
Alaleh Nouri	43,100	21,600	53,900
Andy Kirkpatrick	45,500	22,700	56,800
Kelly Londy(3)	88,200	44,100	110,200

(1)
Each RSU award vests in equal annual installments over four years starting from November 30, 2016.

(2)
25% of the shares subject to each stock option vests and becomes exercisable on November 30, 2017 and the remainder vest monthly at the rate of 1/48th of the original number of shares beginning November 30, 2017.

(3)
Ms. Londy's employment with the Company terminated on July 5, 2017.

Previously-Granted MSU Awards

        With respect to the second performance period of the 2015 MSU Program, which ended on the last day of fiscal 2017, the Compensation Committee determined that, based on a comparison of our TSR relative to the TSR of the Russell 2000 Index, the awards had not been earned and, accordingly, the MSUs associated with the second performance period were cancelled.

        The equity awards made to the NEOs in fiscal 2017 are reported in the Summary Compensation Table under "Executive Compensation" below. Additional information about these awards, including the number of shares of our common stock subject to each award and the award's grant date fair value and applicable vesting schedules, is reported in the Grants of Plan-Based Awards Table under "Executive Compensation" below.

Employment, Change in Control and Severance Arrangements

        Effective January 1, 2017, we entered into amended and restated employment agreements with each of our executive officers, including our NEOs, to document the material terms and conditions of each executive officer's employment, including his or her annual base salary and target annual cash incentive award opportunity. Each executive officer's employment agreement has a three year term (with automatic successive three year term renewal unless we or the executive officer provides timely notice of non-renewal) and specifies the payments and benefits that each executive officer will receive upon a potential termination of his or her employment under certain circumstances, including in connection with a change in control of the Company. In addition, these agreements protect our interests in the event of a termination of employment by stipulating the rights and responsibilities of the parties and prohibiting these individuals from engaging in certain specific activities harmful to us, including disclosing our confidential information, soliciting our employees, and engaging in certain competitive business activities.

        These post-employment compensation arrangements were provided for the following reasons:

  •
  Assist us in retaining talented executives in a competitive market;

  •
  Permit our executive officers to focus on our business;

  •
  Eliminate any potential personal bias of an executive officer against a transaction that is in our best interests and the best interests of our stockholders;

  •
  Avoid the need for, and costs associated with, individually negotiating severance payments and benefits with our executive officers at the time of termination of employment; and

  •
  Provide us with the flexibility needed to react to a continually changing business environment.

        The Compensation Committee believes that these agreements serve several other important objectives. First, they provide a desired level of transparency, both within and outside the Company. They also assure our executive officers that their severance payments and benefits are based on a consistent framework that differentiates the level of payments and benefits between individuals based on their position and level of responsibility. In addition, this approach is easier for us to administer.

        Generally, our executive officers, including our NEOs, are eligible for severance payments and benefits in the event of the termination of their employment by us without "cause" or by the executive officer for "good reason." In addition, our executive officers, including our NEOs, are eligible for certain enhanced severance payments and benefits in the event such termination of employment without cause or resignation for good reason occurs within three months prior to or 12 months following a change in control of the Company. We believe that the agreements offer payments and benefits that are generally comparable to the payments and benefits of similarly situated executives at the companies in our compensation peer group, in each case, provided that the executive officer executes a general release of claims in favor of the Company.

        For additional information, see "Potential Payments and Benefits Upon Termination or Change in Control" below.

Post-Employment Compensation—Retirement Plans

        Other than our tax-qualified Section 401(k) employee savings plan described in the following paragraph and our Swiss pension plan that is generally available to our Swiss employees, including Mr. Hadjadjeba, we do not currently maintain, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements for our executive officers, including our NEOs.

        We maintain a tax-qualified Section 401(k) employee savings plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under this plan, participants may elect to defer a portion of their annual compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to such participant's directions. We match 50% of each participant's contributions to the plan, up to a maximum contribution by a participant of six percent of his or her base salary per year. One hundred percent of our matching contributions made to the Section 401(k) employee savings plan on behalf of an employee vests on the first anniversary of such employee's service. As a tax-qualified retirement plan, contributions to the plan and earnings on those contributions are not taxable to participants until distributed from the plan and all contributions are deductible by us when made.

        We view this plan as serving two important objectives. First, it encourages our executive officers, including our NEOs, and other employees to commit to long- term service with us. Second, it enables them to save a portion of their annual compensation for their eventual retirement.

        Given that the amounts set aside for retirement under the plan are largely drawn from participants' annual compensation and our matching contribution is modest, the Compensation Committee does not consider plan participation when making compensation decisions for our executive officers, including our NEOs.

Health, Welfare, and Other Employee Benefits (including Perquisites)

        We provide health and welfare benefits to our executive officers, including our NEOs, on the same terms and conditions as all of our full-time, salaried employees. These benefits include group medical, life, and disability insurance.

        In circumstances where we are recruiting a candidate who would have to move to accept our job offer, we may agree to reimburse certain of such employee's relocation expenses.

        Generally, we do not provide perquisites or other personal benefits to our executives, including our NEOs, except for those who are employed internationally in accordance with local customs and regulations. To the extent that any NEO was granted a perquisite or other personal benefit that is subject to disclosure, such perquisite or other personal benefit has been reported in the Summary Compensation Table below.

Other Compensation Policies

  Stock Ownership Requirements

        The Board has adopted Corporate Governance Guidelines to help ensure that we are managed in the best long-term interests of our stockholders, to promote effective functioning of the Board and its committees and to provide a flexible framework within which the Board may conduct its oversight of our business. The Corporate Governance Guidelines require that our executive officers and non-employee members of the Board own shares of our common stock as follows:

  •
  Non-Employee Directors:  the number of shares having a value equal to at least three times the non-employee director's regular annual cash retainer (excluding committee retainer);

  •
  Chief Executive Officer:  the greater of (a) the number of shares having a value equal to three times his annual base salary and (b) 175,000 shares;

  •
  Chief Financial Officer and Chief Commercial Officer:  the greater of (a) the number of shares having a value equal to one times his annual base salary and (b) 40,000 shares; and

  •
  All Other Executive Officers:  the greater of (a) the number of shares having a value equal to one times his or her annual base salary and (b) 17,500 shares.

        Our executive officers and non-employee directors have five years from the date of election or appointment to attain such ownership levels. We expect each executive officer and non-employee director to retain at least 25% of the net shares of our common stock he or she receives pursuant to all equity awards received from us (excluding shares sold to cover (i) the exercise price of any stock options and/or (ii) associated taxes), until the foregoing ownership levels are achieved. As of the last day of fiscal 2017, all of the NEOs and all non-employee directors were in compliance with such stock ownership requirements or were on track to be in compliance within the appropriate timeframe.

  Compensation Recovery ("Clawback") Policy

        The Performance Bonus Plan, 2007 Incentive Award Plan and the 2016 Equity Incentive Plan each include a compensation recovery ("clawback") provision, which provides that, in the event we are required to restate our financial results or materially reduce publicly disclosed backlog figures, our Board will review the conduct of executive officers in relation to the restatement. If it determines that an executive officer has engaged in misconduct, or otherwise violated our Code of Conduct and Ethics, and that such misconduct or violation contributed to the restatement or to the improper inclusion of a proposed system sale in publicly disclosed backlog, then our Board may, in its discretion, take appropriate action to remedy the misconduct or violation, including, without limitation, seeking reimbursement of any portion of any performance-based or incentive compensation paid or awarded to the executive officer that is greater than what would have been paid or awarded if calculated based on the restated financial results or materially reduced backlog figures, to the extent not prohibited by governing law. These provisions will be updated and revised consistent with any changes in applicable laws, including the adoption of rules implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

  Equity Award Grant Practices

        Historically, the Compensation Committee has granted stock options, RSU awards and/or performance-based equity awards (PSUs or MSUs) to our employees, including our executive officers, when they first join us. Typically, new hire stock options, RSU awards and performance-based equity awards are granted at the first meeting of the Compensation Committee in the month following an employee's first day of employment.

        Follow-on awards are considered as part of our fiscal review process. We do not seek to time the grant of stock options, RSU awards or performance-based equity awards to take advantage of information, either positive or negative, about the Company that has not been publicly disclosed.

        We grant stock options with an exercise price that is equal to the fair market value of a share of our common stock on the date of grant. We do not have a policy of granting stock options with an exercise price that is less than the fair market value of our common stock. The exercise price for our stock options is based on the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

  Insider Trading, Anti-Hedging and Pledging Policy

        We maintain an insider trading policy that prohibits trading in shares of our common stock while in possession of material, non-public information, unless trading is in connection with a previously established Exchange Act Rule 10b5-1 plan, or if sold automatically by us on the date of vesting to cover and pay the withholding tax requirements in accordance with Company policy.

        In addition, our insider trading policy prohibits all of our employees, including our executive officers, and the non-employee members of the Board from engaging any speculative transactions in our securities, including purchasing on margin, engaging in short sales, engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions.

        Our employees, including our executive officers, and the non-employee members of the Board are also prohibited from pledging or using our securities as collateral for loans.

Tax Considerations

  Section 162(m)—Deductibility of Remuneration in Excess of $1 Million

        Section 162(m) of the Code limits the amount that we may deduct as compensation expense for federal income tax purposes with respect to the remuneration paid to our CEO and each of our three other most highly compensated executive officers (other than our CFO) to $1 million per person per year. There are certain exemptions to this deduction limit, including an exemption for remuneration that qualifies as "performance-based compensation" (that is, certain compensation that is payable solely upon achieving objective performance criteria).

        The Compensation Committee seeks to operate our executive compensation program to maximize the deductibility of the remuneration paid to our NEOs to the extent that it believes that doing so is in our best interests. Consequently, in determining which compensation elements are to be paid to our executive officers, and how they are weighted, the Compensation Committee takes into account whether a particular form of compensation will be deductible under Section 162(m) but retains discretion to award compensation that is not deductible under Section 162(m). In addition, the Company's 2007 Incentive Award Plan and 2016 Equity Incentive Plan have each been designed to permit the Compensation Committee to grant stock options and other stock awards which will qualify as "performance-based compensation" under Section 162(m). The rules and regulations promulgated under Section 162(m) are, however, complex and subject to change from time to time, sometimes with retroactive effective. In addition, a number of requirements must be met for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under our 2007 Incentive Award Plan or 2016 Equity Incentive Plan will be fully deductible under all circumstances.

        While we cannot predict how the $1 million deduction limit may impact our executive compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. However, the Compensation Committee may, in its judgment, authorize and pay compensation that does not satisfy the requirements of this or any of the other exemptions to the $1 million deduction limit when it believes that such compensation is in the best interests of the Company and our stockholders.

EXECUTIVE COMPENSATION

Fiscal 2017 Summary Compensation Table

        The following table sets forth the compensation for each of fiscal years 2017, 2016, and 2015 earned by the following persons, who we refer to as our named executive officers or NEOs:

  •
  our current principal executive officer;

  •
  our current principal financial officer;

  •
  our former chief operating officer whose employment with the Company terminated effective as of July 5, 2017; and

  •
  our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2017.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joshua H. Levine,	2017	707,216	—		1,686,838	662,904	297,031	19,488	3,373,477
President and Chief Executive	2016	682,188	—		4,365,000	—	156,787	24,558	5,228,533
Officer	2015	662,481	—		2,974,500	—	333,890	30,567	4,001,438
Kevin Waters,(5)	2017	386,827	—		524,868	206,280	81,234	8,758	1,207,966
Senior Vice President,	2016	343,975	—		1,450,525	—	39,594	9,972	1,844,066
Chief Financial Officer	2015	—	—		—	—	—	—	—
Lionel Hadjadjeba,(6)	2017	551,816	—		306,402	120,312	99,796	141,745	1,220,070
Senior Vice President,	2016	—	—		—	—	—	—	—
Chief Commercial Officer	2015	—	—		—	—	—	—	—
Andy Kirkpatrick,(7)	2017	356,712	—		312,333	122,688	74,910	9,016	875,658
Senior Vice President,	2016	—	—		—	—	—	—	—
Global Operations	2015	—	—		—	—	—	—	—
Alaleh Nouri,	2017	352,006	—		296,350	116,424	67,761	9,528	842,069
Senior Vice President,	2016	320,711	—		1,091,250	—	33,835	5,643	1,451,439
General Counsel and Corporate	2015	276,058	37,500	(8)	121,350	—	57,972	5,081	497,961
Secretary
Kelly Londy,(9)	2017	445,760	—		605,934	238,032	117,012	238,960	1,645,697
Former Executive Vice President,	2016	417,500	—		1,631,550	—	55,988	4,557	2,109,595
Chief Operating Officer	2015	401,539	—		640,245	—	118,052	5,226	1,165,062

(1)
The amounts reported in this column represent the base salary amounts actually paid to each NEO during each respective fiscal year.

(2)
The amounts reported in this column represent the aggregate grant date fair value of stock options and stock awards granted in each respective fiscal year as determined in accordance with FASB ASC Topic 718. These amounts may not actually reflect to the actual value that will be realized by our NEOs. The assumptions used to calculate the value of stock awards and stock options are set forth under Note 2 and Note 9 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

(3)
The amounts reported in this column represent the annual cash incentive awards earned under our Performance Bonus Plan for each fiscal year. Amounts earned in any fiscal year are actually paid in the following fiscal year.

(4)
All Other Compensation consists of the following:

Name	Year	Company matching contribution to 401(k) Plan ($)	Life insurance premiums paid by the Company ($)	Personal Travel Expenses ($)	Company contribution to Life Insurance / Pension Fund ($)	Corporate Housing Expenses ($)	Commuting Expenses ($)	Personal Tax Advisory Services ($)	Payments made upon Termination ($)
Joshua Levine	2017	7,950	738	10,800	—	—	—	—	—
Kevin Waters	2017	8,211	547	—	—	—	—	—	—
Lionel Hadjadjeba	2017	—	—	—	102,810	25,407	8,234	5,293	—
Andy Kirkpatrick	2017	8,506	510	—	—	—	—	—	—
Alaleh Nouri	2017	9,023	505	—	—	—	—	—	—
Kelly Londy	2017	3,639	646	—	—	—	—	—	234,676
(5)
Mr. Waters was not a named executive officer in fiscal 2015.

(6)
Mr. Hadjadjeba was not a named executive officer in fiscal 2016 or fiscal 2015. Mr. Hadjadjeba's base salary and non-equity incentive plan compensation are paid in Swiss Francs and certain of his benefits are paid in Euros. The amounts set forth in the table above and elsewhere in this proxy statement reflect a conversion rate of CHF to USD of 1:1.03281 and EUR to USD of 1:1.17627.

(7)
Mr. Kirkpatrick was not a named executive officer in fiscal 2016 or fiscal 2015.

(8)
In connection with her promotion to Interim General Counsel in February 2014, Ms. Nouri received a retention bonus of $75,000. $37,500 of the bonus amount was paid on July 1, 2014 and the remainder was paid in August 2014.

(9)
Ms. Londy's employment with the Company terminated on July 5, 2017.

Grants of Plan-Based Awards for Fiscal 2017

        The following table sets forth information regarding awards granted under our annual cash incentive plan and equity awards granted under our 2016 Equity Incentive Plan to each of our NEOs during the fiscal year ended June 30, 2017.

									All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)							Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Date of Board Action to Grant the Award
Name	Grant Date		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
Joshua Levine	11/30/16	11/16/16	—	—	—	—	—	—	—		306,900	(7)	5.05	662,904
	11/30/16	11/16/16	—	—	—	—	—	—	122,800	(8)	—		—	620,140
	11/30/16	11/16/16	—	—	—	—	122,750	184,125	—		—		—	519,233
	11/30/16	11/16/16	—	—	—	—	122,750	184,125	—		—		—	547,465
			424,330	848,659	1,094,770
Kevin Waters	11/30/16	11/16/16	—	—	—	—	—	—	—		95,500	(7)	5.05	206,280
	11/30/16	11/16/16	—	—	—	—	—	—	38,200	(8)	—		—	192,910
	11/30/16	11/16/16	—	—	—	—	38,200	57,300	—		—		—	161,586
	11/30/16	11/16/16	—	—	—	—	38,200	57,300	—		—		—	170,372
			116,048	232,096	299,404
Lionel Hadjadjeba	11/30/16	11/16/16	—	—	—	—	—	—	—		55,700	(7)	5.05	120,312
	11/30/16	11/16/16	—	—	—	—	—	—	22,300	(8)	—		—	112,615
	11/30/16	11/16/16	—	—	—	—	22,300	33,450	—		—		—	94,329
	11/30/16	11/16/16	—	—	—	—	22,300	33,450	—		—		—	99,458
			142,565	285,130	367,818
Andy Kirkpatrick	11/30/16	11/16/16	—	—	—	—	—	—	—		56,800	(7)	5.05	122,688
	11/30/16	11/16/16	—	—	—	—	—	—	22,700	(8)	—		—	114,635
	11/30/16	11/16/16	—	—	—	—	22,750	34,125	—		—		—	96,233
	11/30/16	11/16/16	—	—	—	—	22,750	34,125	—		—		—	101,465
			107,013	214,027	276,095
Alaleh Nouri	11/30/16	11/16/16	—	—	—	—	—	—	—		53,900	(7)	5.05	116,424
	11/30/16	11/16/16	—	—	—	—	—	—	21,600	(8)	—		—	109,080
	11/30/16	11/16/16	—	—	—	—	21,550	32,325	—		—		—	91,157
	11/30/16	11/16/16	—	—	—	—	21,550	32,325	—		—		—	96,113
			96,802	193,603	249,748
Kelly Londy(9)	11/30/16	11/16/16	—	—	—	—	—	—	—		110,200	(7)	5.05	238,032
	11/30/16	11/16/16	—	—	—	—	—	—	44,100	(8)	—		—	222,705
	11/30/16	11/16/16	—	—	—	—	44,100	66,150	—		—		—	186,543
	11/30/16	11/16/16	—	—	—	—	44,100	66,150	—		—		—	196,686
			167,160	334,320	431,272

(1)
The Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns refer to the potential payouts under our annual cash incentive plan, the Performance Bonus Plan.

(2)
The amounts reported in this column represent the threshold award opportunities that would have been payable to our NEOs for our fiscal year ended June 30, 2017, assuming that exactly the minimum threshold amount for each of the three financial performance measures under the Performance Bonus Plan was achieved, resulting in 50% funding of the Performance Bonus Plan pool. The potential payments were, however, performance-based and therefore entirely at risk, such that if we had not met any of the minimum thresholds, the Performance Bonus Plan pool would not have funded at all, and none of our NEOs would have been entitled to any incentive award.

(3)
The amounts reported in this column represent the annual target award opportunities that would have been payable to our NEOs for our fiscal year ended June 30, 2017, assuming that the target amount for each of the three financial performance measures under the Performance Bonus Plan was achieved, resulting in 100% funding of the Performance Bonus Plan pool.

(4)
The amounts reported in this column represent the annual maximum award opportunities that would have been payable to our NEOs for our fiscal year ended June 30, 2017. This amount was calculated at 129% of the target amount.

(5)
The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards columns represent the minimum, target, and maximum number of shares of our common stock issuable pursuant to MSU awards granted to our NEOs. The MSU awards granted to our NEOs in fiscal 2017 are subject to a two-year performance period and a three-year performance period, each beginning on November 1, 2016, and 50% of the shares will be earned on the last day of each performance period, subject to the certification of the achievement of the related performance goals by the Compensation Committee. The number of shares of our common stock to be received at upon certification will range from 0% to 150% of the target number of shares, based on our TSR measured against the TSR of the Russell 2000 Index at the end of each performance period. TSR is based upon the percentage increase or decrease between the average closing stock price over the fiscal quarter preceding the beginning and end of the performance periods. We do not pay dividends on our common stock.

(6)
The amounts reported in this column represent the grant date fair value of each award, as determined in accordance with FASB ASC Topic 718.

(7)
The shares of our common stock subject to stock options will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance will vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter.

(8)
RSU award that will vest in equal annual installments over four years starting from the grant date of such award.

(9)
Ms. Londy's employment with the Company terminated effective July 5, 2017.

Outstanding Equity Awards at Fiscal 2017 Year-End

        The following table sets forth the outstanding and exercisable and unexercisable stock options and other unvested stock awards held by our NEOs as of June 30, 2017. The market value for the stock awards was calculated by multiplying the number of shares by the closing market price of our common stock on June 30, 2017, the last trading day of the fiscal year.

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(3)
Joshua Levine	11/30/12	200,000	—	6.28	11/30/22	—		—	—		—
	11/30/16	—	306,900	5.05	11/30/26	—		—	—		—
	10/31/13	—	—	—	—	37,500		178,125	—		—
	3/31/14	—	—	—	—	12,500		59,375	—		—
	10/31/14	—	—	—	—	100,000		475,000	—		—
	3/31/15	—	—	—	—	25,000		118,750	—		—
	10/30/15	—	—	—	—	150,000		712,500	—		—
	6/30/16	—	—	—	—	201,000	(5)	954,750	—		—
	11/30/16	—	—	—	—	122,800		583,300	—		—
	10/31/14	—	—	—	—	—		—	100,000	(6)	475,000
	3/31/15	—	—	—	—	—		—	25,000	(6)	118,750
	10/30/15	—	—	—	—	—		—	200,000	(7)	950,000
	11/30/16	—	—	—	—	—		—	245,500	(8)	1,166,125
Kevin Waters	11/30/16	—	95,500	5.05	11/30/26	—		—	—		—
	11/29/13	—	—	—	—	8,750		41,563	—		—
	10/31/14	—	—	—	—	7,130		33,868	—		—
	3/31/15	—	—	—	—	15,000		71,250	—		—
	9/30/15	—	—	—	—	48,750		231,563	—		—
	6/30/16	—	—	—	—	83,750	(5)	397,813	—		—
	11/30/16	—	—	—	—	38,200		181,450	—		—
	10/31/14	—	—	—	—	—		—	7,131	(6)	33,872
	10/30/15	—	—	—	—	—		—	65,000	(7)	308,750
	11/30/16	—	—	—	—	—		—	76,400	(8)	362,900
Lionel Hadjadjeba	12/31/12	30,000	—	6.43	12/31/22	—		—	—		—
	11/30/16	—	55,700	5.05	11/30/26	—		—	—		—
	10/31/13	—	—	—	—	5,000		23,750	—		—
	10/31/14	—	—	—	—	10,541		50,070	—		—
	10/30/15	—	—	—	—	22,500		106,875	—		—
	6/30/16	—	—	—	—	33,500	(5)	159,125	—		—
	11/30/16	—	—	—	—	22,300		105,925	—		—
	10/31/14	—	—	—	—	—		—	10,542	(6)	50,075
	10/30/15	—	—	—	—	—		—	30,000	(7)	142,500
	11/30/16	—	—	—	—	—		—	44,600	(8)	211,850
Andy Kirkpatrick	8/17/07	35,000	—	13.45	8/17/17	—		—	—		—
	12/31/07	3,000	—	15.22	12/31/17	—		—	—		—
	1/31/08	2,000	—	9.52	1/31/18	—		—	—		—
	10/31/08	7,500	—	6.32	10/31/18	—		—	—		—
	2/27/09	10,000	—	4.67	2/27/19	—		—	—		—
	5/29/09	10,000	—	6.16	5/29/19	—		—	—		—
	10/30/09	30,000	—	5.77	10/31/19	—		—	—		—
	6/30/10	10,000	—	6.63	6/30/20	—		—	—		—
	10/29/10	9,000	—	6.58	10/29/20	—		—	—		—
	9/30/11	28,000	—	4.01	9/30/21	—		—	—		—
	10/31/12	18,700	—	6.96	10/31/22	—		—	—		—
	11/30/16	—	56,800	5.05	11/30/26	—		—	—		—
	10/31/13	—	—	—	—	7,500		35,625	—		—
	10/31/14	—	—	—	—	8,681		41,235	—		—
	10/30/15	—	—	—	—	37,500		178,125	—		—
	6/30/16	—	—	—	—	50,250	(5)	238,688	—		—
	11/30/16	—	—	—	—	22,700		107,825	—		—
	10/31/14	—	—	—	—	—		—	8,682	(6)	41,240
	10/30/15	—	—	—	—	—		—	50,000	(7)	237,500
	11/30/16	—	—	—	—	—		—	45,500	(8)	216,125

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(3)
Alaleh Nouri	1/31/11	27,000	—	8.56	1/31/21	—		—	—		—
	11/30/11	8,250	—	4.01	11/30/21	—		—	—		—
	10/31/12	14,000	—	6.96	10/31/22	—		—	—		—
	11/30/16	—	53,900	5.05	11/30/26	—		—	—		—
	10/31/2013	—	—	—	—	3,375		16,031	—		—
	3/31/2014	—	—	—	—	6,250		29,688	—		—
	8/29/2014	—	—	—	—	5,000		23,750	—		—
	10/30/15	—	—	—	—	37,500		178,125	—		—
	6/30/16	—	—	—	—	50,250	(5)	238,688	—		—
	11/30/16	—	—	—	—	21,600		102,600	—		—
	9/30/2014	—	—	—	—	—		—	5,000	(6)	23,750
	10/30/15	—	—	—	—	—		—	50,000	(7)	237,500
	11/30/16	—	—	—	—	—		—	43,100	(8)	204,725
Kelly Londy(9)	11/30/11	100,000	—	4.01	11/30/21	—		—	—		—
	10/31/12	20,400	—	6.96	10/31/22	—		—	—		—
	11/30/16	—	110,200	5.05	11/30/26	—		—	—		—
	10/31/14	—	—	—	—	31,004		147,269	—		—
	10/30/15	—	—	—	—	52,500		249,375	—		—
	6/30/16	—	—	—	—	83,750	(5)	397,813	—		—
	11/30/16	—	—	—	—	44,100		209,475	—		—
	10/31/14	—	—	—	—	—		—	31,005	(6)	147,274
	10/30/15	—	—	—	—	—		—	70,000	(7)	332,500
	11/30/16	—	—	—	—	—		—	88,200	(8)	418,950

(1)
Unless otherwise described in the footnotes below, the shares of our common stock subject to stock options will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance will vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter.

(2)
Unless otherwise described in the footnotes below, RSU awards will vest over a four-year period with 25% of the shares of our common stock subject to the award vesting annually on each anniversary of the vesting commencement date.

(3)
Market value of shares or units of common stock that have not vested is computed by multiplying (i) $4.75, the closing market price on the NASDAQ Global Select Market of our common stock on June 30, 2017, the last trading day of fiscal year 2017, by (ii) the number of shares or units of common stock.

(4)
The MSU awards reported are to be earned based on achieving certain pre-established target levels for the award performance metrics.

(5)
One-time RSU retention award with a vesting commencement date of June 30, 2016 that vests as to 33% of the aggregate number of shares of our common stock subject to the award on each of the first anniversary and second anniversary of the vesting commencement date and 34% of the aggregate number of shares subject to the award on the third anniversary of the vesting commencement date.

(6)
Represents the target number of shares of our common stock subject to the second performance period under an MSU award granted under the 2015 MSU Program. As of June 30, 2017, the performance goals for the second performance period were not met; however, the shares subject to the second performance period were not cancelled as the Compensation Committee had yet to meet to certify the calculation. On July 29, 2017, the Compensation Committee of the Board certified the 0% achievement and the shares subject to the second performance period were cancelled.

(7)
50% of the shares of our common stock subject to the MSU award will be earned if the performance goals for the performance period ending October 31, 2017 are met and certified by the Compensation Committee and the remaining 50% will be earned if the performance goals for the performance period ending October 31, 2018 are met and certified by the Compensation Committee.

(8)
50% of the shares of our common stock subject to the MSU award will be earned if the performance goals for the performance period ending October 31, 2018 are met and certified by the Compensation Committee and the remaining 50% will be earned if the performance goals for the performance period ending October 31, 2019 are met and certified by the Compensation Committee.

(9)
Ms. Londy's employment with the Company terminated effective July 5, 2017.

Option Exercises and Stock Vested During Fiscal 2017

        The following table reports stock option exercises and the vesting of RSU awards during the fiscal year ended June 30, 2017 and the value realized upon exercise or vesting by each of the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Joshua Levine	—	—	382,048	1,881,394
Kevin Waters	—	—	89,661	461,681
Lionel Hadjadjeba	—	—	46,839	228,843
Andy Kirkpatrick	—	—	63,259	308,814
Alaleh Nouri	—	—	50,800	245,720
Kelly Londy(2)	—	—	110,950	534,196

(1)
The value realized was determined by multiplying the closing market price of our common stock on the date of vesting by the number of shares vested.

(2)
Ms. Londy's employment with the Company terminated effective July 5, 2017.

Potential Payments and Benefits Upon Termination or Change in Control

        Effective January 1, 2017, we entered into amended and restated employment agreements with each of our executive officers, including our NEOs, which, among other things, provide for certain payments and benefits upon their termination of employment under specified circumstances, including in connection with a change in control of the Company. Except as set forth below, our NEOs will forfeit any outstanding and unvested stock options, RSU awards and performance-based equity awards if their employment with us is terminated.

  Termination Not in Connection with a Change in Control of the Company

        In the event of a termination of employment by us without "Cause" (as defined below) or by an NEO for "Good Reason" (as defined below), the amount of the severance payments and benefits to which each such executive is entitled depends on such executive's position with the Company. For each executive other than our CEO, the severance payments and benefits consist of:

  •
  six months of the executive's annual base salary,

  •
  reimbursement of insurance premiums payable to retain group health coverage as of the termination date for such executive and such executive's eligible dependents under COBRA for six months,

  •
  a prorated portion of the bonus such executive would have received for the fiscal year during which termination occurs, and

  •
  outplacement assistance in accordance with our then-current policies and practices with respect to outplacement assistance for other similarly situated executives.

        Under the terms of our CEO's employment agreement, in the event his employment is terminated by us without Cause or if he resigns his employment for Good Reason, his severance payments and benefits consist of:

  •
  12 months of his annual base salary,

  •
  reimbursement of insurance premiums payable to retain group health coverage as of the termination date for him and his eligible dependents under COBRA for 12 months,

  •
  a prorated portion of the bonus he would have received for the fiscal year during which termination occurs, and

  •
  outplacement assistance in accordance with our then-current policies and practices with respect to outplacement assistance for other similarly situated executives.

        Our NEOs' employment agreements define "Cause" as (i) material breach of the employment agreement, or of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of the NEO's position, or the failure to follow the reasonable and lawful instructions of the Company; (iii) gross misconduct or dishonesty, self-dealing, fraud or similar conduct that the Company reasonably determines has caused, is causing or reasonably is likely to cause harm to the Company; or (iv) the NEO's conviction of or plea of guilty or nolo contendere to any crime other than a traffic offense that is not punishable by a sentence of incarceration, provided that a termination pursuant to (ii) will be effective only if such failure continues after the NEO has been given written notice thereof and 15 business days thereafter in which to cure, unless the Company reasonably determines that the reasons for termination are not capable of being cured.

        Our NEOs' employment agreements define "Good Reason" as the occurrence of any one of the following events without the NEO's written consent, unless the Company cures the circumstances constituting Good Reason within 30 days after notice from the NEO that Good Reason exists: (i) a material reduction in the NEO's base salary and/or a material breach of the NEO's employment agreement resulting from the failure to provide the benefits required therein; (ii) any action or inaction that constitutes a material breach by the Company of the NEO's employment agreement; (iii) a material diminution in the NEO's authority, duties or responsibilities such that they are materially inconsistent with his/her position in the Company; or (iv) relocation of the Company's headquarters to a location that materially increases the NEO's commute. In order for a resignation with Good Reason to be effective, each NEO must provide written notice of his or her resignation for Good Reason to the Company within 60 days after the date the NEO becomes aware of the initial occurrence of any of the foregoing, and the separation date must occur not later than six months after the NEO becomes aware of the initial occurrence of the event constituting Good Reason.

  Termination in Connection with a Change in Control of the Company

        Each of our NEO's severance payments and benefits are generally larger in the event that the termination of employment occurs in connection with a change in control of the Company (as defined below).

        For each of our NEOs, in the event such executive's employment is terminated without Cause or such executive resigns for Good Reason, in each case within three months prior to or 12 months following a change in control of the Company, the severance payments and benefits consist of:

  •
  24 months of the executive's annual base salary;

  •
  200% of the executive's target annual bonus for the fiscal year during which termination occurs;

  •
  reimbursement of the insurance premiums payable to retain group health coverage as of the termination date for such executive and such executive's eligible dependents under COBRA for 12 months;

  •
  with respect to each of the first 12 months following the termination date, a taxable monthly payment (which may be used for any purpose) equal to the amount of COBRA reimbursement the executive actually receives for such month;

  •
  full and immediate vesting of all outstanding and unvested equity awards; and

  •
  outplacement assistance in accordance with our then-current policies and practices with respect to outplacement assistance for other similarly situated executives.

        Each NEO's employment agreement generally defines "change in control" to include the following:

  •
  the direct or indirect acquisition of beneficial ownership by a person or group of persons of 50% or more of (i) the outstanding shares of the Company's common stock or (ii) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors (other than trustees or other fiduciaries holding securities under a Company employee benefit plan or an entity in which the Company directly or indirectly beneficially owns at least 50% of the voting securities);

  •
  the consummation by the Company of a merger or consolidation which merger or consolidation results in (i) the holders of voting securities of the Company outstanding immediately before such merger or consolidation failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the then outstanding voting securities of the corporation or entity resulting from or surviving such merger or consolidation or (ii) individuals who are directors of the Company just prior to such merger or consolidation not constituting more than 50% of the members of the Board of the surviving entity or corporation immediately after the consummation of such merger or consolidation; or

  •
  all or substantially all of the assets of the Company and its subsidiaries are, in any transaction or series of transactions, sold or otherwise disposed of (or consummation of any transaction, or series of related transactions, having similar effect), other than to an affiliate.

  Termination as a Result of Death or Disability

        In the event of our CEO's termination of employment because of incapacity or death, his employment agreement provides for (i) the acceleration of vesting of all outstanding and unvested equity awards that are scheduled to vest based solely on the achievement of service-based conditions ("Time-based Equity Awards") that would have vested within 12 months of such termination of employment had such Time-based Equity Awards had vesting schedules that provided for pro-rata vesting on a monthly basis over the entirety of the vesting schedule and (ii) with respect to any equity awards that are scheduled to vest based on the achievement of performance-based conditions (which may include additional service-based conditions) ("Performance-based Equity Awards") for which the performance period is scheduled to end within 12 months after the date of termination, each such Performance-based Equity Award will remain outstanding until the date the Compensation Committee determines whether the applicable performance condition is achieved and will vest in accordance with its terms to the extent such performance condition is achieved.

        In the event of termination of employment of any of our other NEOs because of incapacity or death, their respective employment agreements provide for (i) the acceleration of vesting of all unvested Time-based Equity Awards that would have vested within six months of such termination of employment had such Time-based Equity Awards had vesting schedules that provided for pro-rata vesting on a monthly basis over the entirety of the vesting schedule and (ii) with respect to Performance-based Equity Awards for which the performance period is scheduled to end within six months after the date of termination, each such Performance-based Equity Award will remain outstanding until the date the Compensation Committee determines whether the applicable performance condition is achieved and will vest in accordance with its terms to the extent such performance condition is achieved.

  Restrictive Covenants and Release of Claims

        In consideration for the potential receipt of payments and benefits upon termination of employment, each of our NEOs is subject to compliance with certain restrictive covenants as set forth in their individual employment agreements. Generally, these covenants prohibit these executives from disclosing our proprietary or confidential information during their employment with us and thereafter, soliciting any of our employees to leave employment with us or any of our customers or suppliers to do business with any of our competitors for the duration of their employment with us and for one year thereafter, and from competing with us for the duration of their employment. Severance payments and benefits may cease in the event of violation of these covenants. In addition, severance payments and benefits are conditioned upon our NEOs entering into a full release of claims in favor of the Company.

  Section 4999 of the Code

        If, in connection with a change in control of the Company, any payments or benefits payable to our NEOs would be subject to the excise tax imposed by Section 4999 of the Code, their payments and benefits will be reduced to the extent necessary so that no amount will be subject to this excise tax, provided that the reduction will occur only if the NEO will be in a more favorable after-tax position than if no reduction had been made. We believe that this approach protects the value of compensation already awarded to our NEOs and mitigates any potential personal bias against a potential corporate transaction.

  Other Information

        The Compensation Committee does not consider the potential payments and benefits under these arrangements when making compensation decisions for our NEOs. These arrangements serve very specific purposes that are unrelated to the determination of our NEOs compensation for a specific year.

  Potential Payments to our NEOs on Termination of Employment

        Except as otherwise noted below with respect to Ms. Londy, the tables below quantify potential payments to our NEOs who were employed by us at the end of fiscal 2017 in the event of a termination of employment or a change in control of the Company, based on the terms of employment agreements in effect as of June 30, 2017. The amounts shown assume that the termination of employment and change in control, as applicable, occurred on June 30, 2017, the last business day of fiscal 2017. The amounts set forth in the tables below represent what we believe are reasonable estimates of the amounts that would be paid to our NEOs upon their termination of employment, including any termination in connection with a change in control, but exclude (a) any accrued amounts payable to them through the date of separation (including any earned but unpaid bonus) and (b) the value of any stock option or other equity awards that vested on or before June 30, 2017. The actual amounts to be paid can only be determined at the time of our NEOs' actual termination of employment or upon the occurrence of a change in control of the Company.

        The closing market price of our stock on the NASDAQ Global Select Market as of June 30, 2017 was $4.75 per share, which was used as the value of our common stock for purpose of these calculations. The value of the vesting acceleration for outstanding and unvested stock options was calculated by multiplying the number of accelerated option shares as of June 30, 2017 by the "spread" between the closing market price of our common stock as of June 30, 2017 and the exercise price for such unvested options. The value of vesting acceleration for outstanding and unvested service-based RSU awards was calculated by multiplying the number of accelerated RSUs by the closing market price of our common stock as of June 30, 2017. The value of vesting acceleration for outstanding and unvested performance-based MSU awards was calculated in accordance with the applicable MSU

Program assuming the end of each performance period occurred on June 30, 2017. The values reflected also assume that the payments and benefits to our NEOs are not reduced by virtue of the provisions in their employment agreements relating to Section 4999 of the Code.

  Joshua Levine

Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	710,000	1,420,000
Bonus Severance	297,031	1,704,000
COBRA Premium Reimbursement	34,591	34,591
Health Coverage Taxable Payment	—	34,591
Options Acceleration	—	—
RSU Acceleration	—	3,220,909

Total	1,041,622	6,414,090

  Kevin Waters

Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	217,500	870,000
Bonus Severance	81,234	522,000
COBRA Premium Reimbursement	17,295	34,591
Health Coverage Taxable Payment	—	34,591
Options Acceleration	—	—
RSU Acceleration	—	1,000,797

Total	316,029	2,461,978

  Lionel Hadjadjeba

Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	285,041	1,140,164
Bonus Severance	99,796	684,099
Health Insurance Premium Reimbursement	2,789	5,577
Health Coverage Taxable Payment	—	5,577
Options Acceleration	—	—
RSU Acceleration	—	471,015

Total	387,626	2,306,432

  Andy Kirkpatrick

Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	197,500	790,000
Bonus Severance	74,910	474,000
COBRA Premium Reimbursement	14,197	28,394
Health Coverage Taxable Payment	—	28,394
Options Acceleration	—	—
RSU Acceleration	—	627,271

Total	286,607	1,948,060

  Alaleh Nouri

Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	191,500	766,000
Bonus Severance	67,761	421,300
COBRA Premium Reimbursement	16,880	33,760
Health Coverage Taxable Payment	—	33,760
Options Acceleration	—	—
RSU Acceleration	—	613,296

Total	276,141	1,868,116

  Kelly Londy

        Ms. Londy's employment with us terminated effective July 5,2017. The table below sets forth the actual value of the payments and benefits paid to her in connection with this termination of employment.

Benefits	($)
Base Salary Severance	225,250
Bonus Severance	117,012
Health Coverage Taxable Payment	9,426
Options Acceleration	—
RSU Acceleration	—

Total	351,688

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table for Fiscal 2017

        The following table sets forth summary information concerning the compensation of our non-employee directors for their service during fiscal 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Elizabeth Dávila	67,500	119,998	36,135	223,633
Jack Goldstein, Ph.D.	51,000	119,998	36,135	207,133
Louis J. Lavigne, Jr.	105,000	119,998	36,135	261,133
Richard Pettingill	45,000	119,998	36,135	201,133
Robert S. Weiss	54,500	119,998	36,135	210,633
Dennis Winger	64,000	119,998	36,135	220,133

(1)
The amounts reported in this column represent the grant date fair value of the RSU awards granted in fiscal 2017, measured in accordance with FASB ASC Topic 718. See Note 2 and Note 9 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for a discussion of the assumptions made by us in determining the grant date fair values of our equity awards. The following table provides additional information regarding each RSU award granted to the individuals who served as our non-employee directors in fiscal 2017, as well as the number of shares of our common stock subject to stock options and RSU awards held by them at the end of fiscal 2017:

Name	Grant Date	Outstanding Option Awards at June 30, 2017	RSU Awards Granted during fiscal 2017	Outstanding RSU Awards at June 30, 2017
Elizabeth Dávila	—	90,424	—	—
	11/30/16	—	23,762	23,762
Jack Goldstein, Ph.D.	—	19,000	—	—
	11/30/16	—	23,762	23,762
Louis J. Lavigne, Jr.	—	36,896	—	—
	11/30/16	—	23,762	23,762
Richard Pettingill	—	11,164	—	—
	11/30/16	—	23,762	23,762
Robert S. Weiss	—	70,424	—	—
	11/30/16	—	23,762	23,762
Dennis Winger	—	56,795	—	—
	11/30/16	—	23,762	23,762
(2)
The amounts reported in this column represent a tax reimbursement for our non-employee directors who have elected RSU release net-settlement.

Cash Compensation

        Each non-employee director receives an annual cash retainer of $35,000 per year, paid quarterly. In addition, Mr. Lavigne receives an annual cash retainer of $50,000, paid quarterly, for serving as Chairperson of the Board, and Ms. Dávila receives an annual cash retainer of $10,000, paid quarterly, for serving as the Vice Chairperson of the Board. Non-employee directors who serve on the standing committees of the Board and the chairperson of each such committee receive an additional annual cash retainer as follows:

Committee	Chairperson retainer ($)	Member retainer ($)	Number of meetings covered
Audit Committee	$25,000	$10,000	8
Compensation Committee	15,000	5,000	6
Nominating and Corporate Governance Committee	10,000	3,000	4

        For meetings of standing committees in excess of the number set forth above, and for each Board meeting in excess of four, each non-employee director, including the chairperson, receives $1,000 per meeting attended in-person and $500 per meeting attended telephonically.

        In addition to the foregoing, all of our non-employee directors are reimbursed for the reasonable expenses incurred in connection with participating in the meetings of the Board and committees of the Board. Employee directors are not compensated for Board service in addition to their regular employee compensation.

Equity Compensation

        Pursuant to guidelines for annual equity awards adopted by the Board in November 2010 and affirmed in November 2016, each of our non-employee directors receives an annual RSU award equal to the number of shares of our common stock obtained by dividing $120,000 by the fair market value (as of the date of grant) of one share of our common stock, with such RSU awards granted on the last day of the month in which our Annual Meeting of Stockholders occurs, and with a vesting commencement date of the date of the Annual Meeting. On November 30, 2016, each then-current non-employee director was granted an RSU award covering 23,762 shares of our common stock under the 2016 Equity Incentive Plan, with a vesting commencement date of November 17, 2016. The annual RSU awards vest in full on the first anniversary of the vesting commencement date and are subject to full acceleration of vesting in the event of a change in control of the Company. We expect to grant an annual RSU award to each of our continuing non-employee directors in accordance with these guidelines on approximately November 30, 2017.

        In November 2012, the Board revised the equity compensation for newly elected non-employee directors such that upon initial appointment to the Board, a non-employee director will receive an RSU award equal to the number of shares of our common stock obtained by dividing $120,000 by the fair market value (as of the date of grant) of one share of our common stock. This RSU award will be prorated for the number of months the newly elected non-employee director will serve on the Board prior to the next Annual Meeting of Stockholders. The vesting commencement date for the initial RSU award is the date of appointment for the new director, with full vesting on the next Annual Meeting of Stockholders. Vesting of the initial RSU award will be accelerated in full in the event of a change in control of the Company.

        No additional stock options or RSU awards are provided for committee membership or for serving as the chairperson of a committee.

Stock Ownership Guidelines

        Our current Corporate Governance Guidelines require our non-employee directors to own the number of shares of our common stock having a value equal to at least three times his or her regular annual cash retainer. Non-employee directors have five years from the date of election or appointment to attain the foregoing ownership levels. We expect each non-employee director to retain at least 25% of the net shares he or she receives pursuant to all Company equity awards (excluding shares sold to cover (i) the exercise price of any stock options and/or (ii) associated taxes), until the foregoing ownership levels are achieved. All of the non-employee directors who have served in that capacity for at least one year are in compliance with the ownership levels provided in the Corporate Governance Guidelines or are on track to be in compliance within the time period provided by the guidelines.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth as of June 30, 2017 certain information regarding our equity compensation plans. All of our equity compensation plans have been approved by our security holders.

				C
	A		B
				Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted average exercise price of outstanding options, warrants, and rights(1)
Equity compensation plans approved by security holders	7,689,633	(2)	$6.05	4,665,113	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	7,689,633	(2)	$6.05	4,665,113	(3)

(1)
The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units and performance stock units, which have no exercise price.

(2)
Includes 759,700 shares subject to outstanding stock options, 1,483,671 shares subject to outstanding RSU grants, 607,900 shares subject to outstanding performance-based MSU grants, and 10,000 shares subject to outstanding performance-based PSU grants, all under our 2016 Equity Incentive Plan, and 1,703,203 shares subject to outstanding stock options, 2,400,785 shares subject to outstanding RSU grants, and 724,374 shares subject to outstanding performance-based MSU grants, all under our 2007 Incentive Award Plan.

(3)
Includes 3,284,141 shares available for future issuance under the 2016 Equity Incentive Plan and 1,380,972 shares reserved for issuance under the Company's Amended and Restated 2007 Employee Stock Purchase Plan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

        The following table presents information as to the beneficial ownership of our common stock as of August 31, 2017 by:

  •
  each of our NEOs;

  •
  each of our current directors;

  •
  all of our current directors and executive officers as a group; and

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options, warrants, RSUs and other convertible securities that are currently exercisable or releasable or will become exercisable or releasable within 60 days of August 31, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants, RSUs or other convertible securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Accuray Incorporated, 1310 Chesapeake Terrace, Sunnyvale, California 94089.

        This table lists applicable percentage ownership based on 83,754,665 shares of common stock outstanding as of August 31, 2017.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
The Vanguard Group(1)	6,161,119	7.4%
100 Vanguard Blvd.
Malvern, PA 19355
Primecap Management Company(2)	5,513,300	6.6%
177 E. Colorado Blvd., 11th Floor
Pasadena, CA 91105
Blackrock, Inc.(3)	5,429,687	6.5%
55 East 52nd Street
New York, NY 10022
Tenor Capital Management Company, L.P.(4)	4,260,511	5.1%
1180 Avenue of the Americas, Suite 1940
New York, NY 10036
Renaissance Technologies LLC(5)	4,207,500	5.0%
800 Third Avenue
New York, NY 10022
Boston Partners(6)	4,198,090	5.0%
One Beacon Street, 30th Floor
Boston, MA 02108

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Joshua H. Levine(7)	1,085,994	1.3%
Kevin Waters(8)	118,818	*
Alaleh Nouri(9)	130,175	*
Lionel Hadjadjeba(10)	161,102	*
Andy Kirkpatrick(11)	262,093	*
Robert S. Weiss(12)	269,222	*
Elizabeth Dávila(13)	182,222	*
Dennis Winger(14)	175,593	*
Louis J. Lavigne, Jr.(15)	168,575	*
Jack Goldstein, Ph.D.(16)	99,898	*
Richard R. Pettingill(17)	69,765	*
All current executive officers and directors as a group (11 persons)	2,723,457	3.9%
Former Executive Officers and Directors
Kelly Londy(18)	516,137	*

*
Less than 1%.

(1)
Based upon a Schedule 13G/A filed with the SEC on February 9, 2017 reporting beneficial ownership as of December 31, 2016, the Vanguard Group has sole power to vote 159,021 of these shares, shared power to vote 4,500 of these shares, sole power to dispose 6,001,898 of these shares, and shared power to dispose 159,221 of these shares. Vanguard Fiduciary Trust Company is the beneficial owner of 154,721 shares and Vanguard Investments Australia, Ltd. is the beneficial owner of 8,800 shares. All of remaining shares may be deemed beneficially owned by The Vanguard Group.

(2)
Based upon a Schedule 13G/A filed with the SEC on February 13, 2017 reporting beneficial ownership as of December 31, 2016, Primecap Management Company has sole power to vote 4,602,800 of these shares and sole power to dispose of all of these shares.

(3)
Based upon a Schedule 13G/A filed with the SEC on January 19, 2017 reporting beneficial ownership as of December 31, 2016, Blackrock, Inc., a parent holding company, has sole power to vote 5,257,658 of these shares and sole power to dispose of all of these shares.

(4)
Based upon a Schedule 13G/A filed with the SEC on February 10, 2017 reporting beneficial ownership as of December 31, 2016, Tenor Capital Management Company, L.P. has sole power to vote and dispose of all of these shares.

(5)
Based upon a Schedule 13G filed with the SEC on February 14, 2017 reporting beneficial ownership as of September 16, 2016, Renaissance Technologies LLC has sole power to vote and dispose of all of these shares.

(6)
Based upon a Schedule 13G/A filed with the SEC on February 14, 2017 reporting beneficial ownership as of December 31, 2016, Boston Partners has sole power to vote 2,472,490 of these shares and sole power to dispose of all of these shares.

(7)
Amount shown includes (i) 748,494 shares of our common stock held of record by Mr. Levine, (ii) 200,000 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2017, and (iii) 137,500 shares of our common stock issuable upon the settlement of RSUs releasable within 60 days of August 31, 2017.

(8)
Amount shown includes (i) 99,003 shares of our common stock held of record by Mr. Waters and (ii) 19,815 shares of our common stock issuable upon the settlement of RSUs releasable within 60 days of August 31, 2017.

(9)
Amount shown includes (i) 65,050 shares of our common stock held of record by Ms. Nouri, (ii) 49,250 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2017, and (iii) 15,875 shares of our common stock issuable upon the settlement of RSUs releasable within 60 days of August 31, 2017.

(10)
Amount shown includes (i) 113,331 shares of our common stock held of record by Mr. Hadjadjeba, (ii) 30,000 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2017, and (iii) 17,771 shares of our common stock issuable upon the settlement of RSUs releasable within 60 days of August 31, 2017.

(11)
Amount shown includes (i) 109,552 shares of our common stock held of record by Mr. Kirkpatrick, (ii) 128,200 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2017, and (iii) 24,341 shares of our common stock issuable upon the settlement of RSUs releasable within 60 days of August 31, 2017.

(12)
Amount shown includes (i) 198,798 shares of our common stock held of record by Mr. Weiss and (ii) 70,424 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2017.

(13)
Amount shown includes (i) 91,798 shares of our common stock held of record by The Dávila Family Trust, with respect to which Ms. Dávila has shared voting rights with her spouse, and (ii) 90,424 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2017.

(14)
Amount shown includes (i) 118,798 shares of our common stock held of record by Mr. Winger and (ii) 56,795 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2017.

(15)
Amount shown includes (i) 131,679 shares of our common stock held of record by Mr. Lavigne and (ii) 36,896 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2017.

(16)
Amount shown includes (i) 80,898 shares of our common stock held of record by Mr. Goldstein and (ii) 19,000 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2017.

(17)
Amount shown includes (i) 58,601 shares of our common stock held of record by Mr. Pettingill and (ii) 11,164 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2017.

(18)
Ms. Londy's employment with the Company terminated effective July 5, 2017. Amount shown includes (i) 395,737 shares of our common stock held of record by Ms. Londy and (ii) 120,400 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Directors, executive officers and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all these forms they file.

        Based solely upon our review of the copies of Forms 3, 4 and 5 received by us, or written representations from reporting persons that no forms were required of such persons, we believe that during our fiscal year ended June 30, 2017, all Section 16(a) reports were timely filed.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Director Independence

        Our Board consists of seven directors. Other than Joshua H. Levine, our President and CEO, our Board has determined that each of our current directors is independent under the director independence standards of the NASDAQ Stock Market.

Board Leadership Structure

        Our Board has a general policy as set forth in our Corporate Governance Guidelines that the positions of Chairperson of the Board and CEO should be held by separate persons as an aid in the Board's oversight of management and to allow our CEO to focus on managing his day-to-day responsibilities to the Company. The Board believes that there may be advantages to having an independent chairperson for matters such as: communications and relations between the Board, the CEO, and other senior management; assisting the Board in reaching consensus on particular strategies and policies; and facilitating robust director, Board and CEO evaluation processes. Our CEO serves as a member of the Board, and the remaining board members, including Louis J. Lavigne, Jr., our current Chairperson of the Board, and Elizabeth Dávila, our Vice Chairperson of the Board, are independent.

        The Corporate Governance Guidelines provide that in making a determination about whether a single individual or two individuals should fill these roles, the Board should consider factors that include, but are not limited to, the size of the Company's business, the composition of the Board, of director candidates for Board seats, applicable regulations and the Company's succession planning goals. In the event the Board determines that it is in the best interests of the Company and its stockholders to have these roles filled by one individual, or if the Chairperson of the Board is otherwise not independent, then the Corporate Governance Guidelines provide that the Board shall appoint a Lead Independent Director who shall lead executive sessions.

Majority Voting

        Our Bylaws provide for a majority voting standard (i.e. votes "for" must exceed votes "against") in the election of directors in uncontested elections and our Corporate Governance Guidelines require that each director nominee submit a resignation to the Board, which resignation is contingent upon (1) the nominee not receiving a majority of votes cast in an uncontested election and (2) the Board accepting such resignation.

Board Oversight of Risk

        The Board, as a whole and through the various committees of the Board, oversees the Company's risk management process, including operational, financial, legal and regulatory, strategic and reputational risks. Our Board's approach to risk oversight is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of our risk oversight is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for the Company.

        Our Board committees consider risks within their respective areas of oversight responsibility and the respective committee chairs advise the Board of any significant risks and management's response via periodic committee reports to the full Board. In particular, the Audit Committee focuses on financial and accounting risk, including internal controls. The Compensation Committee considers risks relating to the Company's compensation programs and policies. The Nominating and Corporate Governance considers risks relating to the Company's corporate governance.

        While the Board oversees risk management, the Company's management is charged with managing risk on a day-to-day basis. The Company has strong internal processes and a robust internal control environment, which facilities the identification and management of risks and regular communication with the Board. These processes include an enterprise risk management program, an enterprise risk management committee chaired by our General Counsel, quarterly management disclosure committee meetings, a Code of Conduct and Ethics, and a strong compliance program.

        The results of the compensation risk assessment described below under "Compensation Risk Consideration" will be reported back to the full Board.

Committees of the Board

        Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time, our Board may also create various ad hoc committees for special purposes. A copy of the charter for each such standing committee can be found on our website, www.accuray.com, under the section titled "Investors" and under the subsection "Corporate Governance."

        The current membership of each of the three standing committees of our Board, as well as the number of meetings and actions by written consent of each such committee during the fiscal year ended June 30, 2017, is set forth below:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Louis J. Lavigne, Jr.	—	Chairperson	—
Elizabeth Dávila	Member	Member	—
Jack Goldstein, Ph.D.	—	Member	Member
Robert S. Weiss	Member	—	Member
Dennis L. Winger	Chairperson	—	—
Richard R. Pettingill	—	—	Chairperson
Number of meetings	11	7	4
Number of actions by written consent	3	2	0

        Mr. Levine is not a member of any committee of our Board. Emad Rizk, M.D. was a member of our Board and the Compensation Committee for a portion of fiscal 2017 but resigned from such positions on September 16, 2016.

Audit Committee

        The Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee evaluates the independent auditors' qualifications, independence, performance, and tenure; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements; reviews the Company's earnings releases with management; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company's engagement team as required by law; reviews our critical accounting policies and estimates; evaluates, together with management and the independent auditors, the Company's internal controls; oversees our internal audit function; and annually reviews the Audit Committee charter and the Audit Committee's performance.

        The members of the Audit Committee during fiscal 2017 were Mr. Winger, the chairperson of the committee, Ms. Dávila, and Mr. Weiss. All members of the Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Messrs. Weiss and Winger are Audit Committee financial experts as defined under the applicable rules of the SEC and each has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Each of the members of the Audit Committee is independent as defined under the applicable rules and regulations of the SEC and NASDAQ.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for reporting and making recommendations to our board concerning governance matters and for overseeing the performance evaluations of the members of our Board.

        The members of the Nominating and Corporate Governance Committee during fiscal 2017 were Mr. Pettingill, the chairperson of the Committee, Dr. Goldstein and Mr. Weiss. Each of the foregoing members of the Nominating and Corporate Governance Committee is independent under the applicable rules and regulations of NASDAQ.

Compensation Committee

        The Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executive officers, evaluates the performance of these individuals in light of those goals and objectives, and sets the compensation of these individuals (other than the CEO, whose compensation is set by the independent members of the Board) based on such evaluations. The Compensation Committee also administers the grant of stock options and other equity awards under our stock plans (other than awards granted to non-employee members of the Board).

        The 2007 Incentive Award Plan permits delegation by the Compensation Committee to a committee of one or more members of the Board or one or more of our executive officers the authority to grant or amend awards to participants under the plan other than (i) senior executives of the Company who are subject to Section 16 of the Exchange Act, (ii) "Covered Employees" under Section 162(m) of the Code, or (iii) direct reports of our CEO (or non-employee members of the Board) to whom authority to grant or amend awards has been delegated thereunder. The Compensation Committee may at any time rescind the authority so delegated or appoint a new delegate. Effective as of July 1, 2010, the Compensation Committee delegated the authority to grant routine stock options and other awards under our stock plans (other than awards granted to employees who report directly to our CEO) to our CEO and CFO, collectively, within guidelines determined by the Compensation Committee, to newly hired employees. Effective March 25, 2011, the Compensation Committee delegated the authority to grant routine stock options and other awards to employees of the Company under our stock plans (other than awards granted to employees who report directly to our CEO) to our CEO and CFO, collectively, within guidelines determined by the Compensation Committee, for the purpose of promotion or special recognition. The Compensation Committee has made corresponding delegations of authority to our CEO and CFO under our 2016 Equity Incentive Plan.

        The Compensation Committee also reviews and recommends policies relating to the compensation of the non-employee members of the Board. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee as a whole and of its members, including compliance of the Compensation Committee with its charter.

        The members of the Compensation Committee during fiscal 2017 were Mr. Lavigne, the chairperson of the Committee, Ms. Dávila, and Dr. Goldstein. Each of the members of the Compensation Committee is independent under the applicable rules and regulations of the SEC, NASDAQ and the Internal Revenue Service.

Compensation Risk Consideration

        During fiscal 2017, at the direction of the Compensation Committee, Compensia, with the assistance of our management, conducted a review of our compensation policies and practices and their respective risk profiles. Compensia presented the findings to the Compensation Committee for consideration. After consideration of the information presented, the Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior.

        In making this determination, the Compensation Committee considered our pay mix, our base salaries, and the attributes of our incentive and other variable compensation programs, including our annual bonus plan, our equity compensation plans, and our sales compensation plans. We also have in place numerous business controls such as maximum payout levels in our annual bonus plan, a sales compensation committee, a compensation recovery ("clawback") policy and other internal business and operational approval processes.

        The Compensation Committee believes that the design of our compensation programs as outlined in the "Compensation Discussion and Analysis" above places emphasis on long-term incentives and competitive base salaries, while a portion of the total annual compensation is tied to short-term performance in the form of an annual bonus. The Compensation Committee concluded that this mix of incentives appropriately balances risk and also properly aligns our executives' motivations for the Company's long-term success, including stock price performance.

        The results of the foregoing compensation risk assessment are reported to the full Board by the Compensation Committee.

Meetings Attended by Directors

        Our Board held a total of nine meetings and acted by unanimous written consent ten times during our fiscal year ended June 30, 2017. During fiscal 2017, all of our directors attended at least 75% of the total number of meetings held by our Board and each of the committee(s) of our Board on which he or she served during the period for which he or she was a director. The Chairperson of our Board, who is independent, chaired each Board meeting.

        The independent directors hold meetings on a periodic basis. The meetings of the independent directors typically take place in connection with the regularly scheduled meetings of the full Board. The independent directors may also meet at such other times as they deem necessary or appropriate.

        Pursuant to our Corporate Governance Guidelines, our directors are encouraged to attend our Annual Meeting of stockholders. Other than Mr. Winger, all then-current directors attended our 2016 Annual Meeting of Stockholders.

Consideration of Director Nominees

        Stockholder Nominations and Recommendations.    The policy of the Nominating and Corporate Governance Committee is to consider recommendations and properly submitted stockholder nominations for candidates for membership on our Board. A stockholder may make such a recommendation or nomination by following the procedures set forth below in the "Recommendations and Nominations of Director Candidates" section of this Proxy Statement.

        Director Qualifications.    The Nominating and Corporate Governance Committee believes that the members of our Board should have the highest professional and personal ethics and values, and conduct themselves in a manner that is consistent with our Code of Conduct and Ethics. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Corporate Governance Committee may consider the following criteria, among others, for candidates and nominees: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management and a general understanding of market, finance and other elements relevant to the success of a publicly traded company; (iii) experience in our industry and with relevant social policy concerns; (iv) prior experience as a director of a publicly held company; (v) academic expertise in an area of our operations; and (vi) practical and mature business judgment, including ability to make independent analytical inquiries.

        Identifying and Evaluating Director Nominees.    Candidates for nomination to our Board typically come to the attention of our Board through professional search firms, although they may also be suggested by existing directors or executive officers, stockholders or other persons. The Nominating and Corporate Governance Committee reviews the qualifications of any candidates who have been properly brought to the Committee's attention. Such review generally includes discussions with persons familiar with the candidate and an interview with the candidate, and may include other actions that the Nominating and Corporate Governance Committee deems proper. The Nominating and Corporate Governance Committee considers the suitability of each candidate, including the current members of our Board, in light of the current size and composition of our Board. In evaluating the qualifications of the candidates, the Nominating and Corporate Governance Committee considers many factors, including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and other similar factors. The Company's Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee and the Board should see that the Board has the benefit of a wide range of skills, expertise, industry knowledge and other attributes, including cultural, gender and ethnic diversity, experience in industries beyond healthcare, and age diversity. The Nominating and Corporate Governance Committee assesses its achievement of diversity through the review of Board composition as part of the Board's annual self-assessment process. The Nominating and Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Nominating and Corporate Governance Committee expects that it would evaluate candidates properly recommended by stockholders using the same criteria as other candidates.

Code of Conduct and Ethics

        We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. The code applies to all of our officers, directors and employees. Our Code of Conduct and Ethics can be found on our website, www.accuray.com, under the section titled "Investors" and under the subsection "Corporate Governance."

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee during fiscal 2017 has at any time been one of our executive officers or employees. None of our current executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Stockholder Communications

        We have established a process by which stockholders may send communications to our Board, any committee of our Board or any individual director, including non-employee directors. Stockholders may so communicate by writing to: Board of Directors, c/o Corporate Secretary, Accuray Incorporated, 1310 Chesapeake Terrace, Sunnyvale, California 94089. The Corporate Secretary will forward correspondence to our Board, one of the committees of our Board or an individual director, as the case may be, or, if the Corporate Secretary determines in accordance with his or her best judgment that the matter can be addressed by management, then to the appropriate executive officer.

EXECUTIVE OFFICERS

        Set forth below is certain information regarding each of our executive officers as of September 30, 2017:

Name	Age	Position(s)
Joshua H. Levine	59	President, Chief Executive Officer and Director
Kevin Waters	40	Senior Vice President and Chief Financial Officer
Lionel Hadjadjeba	58	Senior Vice President, Chief Commercial Officer
Andy Kirkpatrick	54	Senior Vice President, Global Operations
Alaleh Nouri	38	Senior Vice President, General Counsel and Corporate Secretary

        Further information with respect to Mr. Levine, our current President and CEO, is provided above under "Proposal One—Election of Directors."

        Kevin Waters has served as our Senior Vice President and Chief Financial Officer since September 2015 and previously served as our Senior Vice President, Finance, from October 2013 until September 2015. From January 2008 to October 2013, Mr. Waters served as Vice President, Finance, of Conceptus, Inc., a publicly traded company (acquired by Bayer) that provides innovative solutions in women's healthcare. From October 2006 to January 2008, Mr. Waters served in the role of Corporate Controller at Conceptus. Before Conceptus, Mr. Waters served as Corporate Controller at Laserscope, Inc., a manufacturer of urology and aesthetic laser products. Prior to this, Mr. Waters held various finance leadership positions at VISX, Incorporated, a manufacturer of laser vision correction technologies. Mr. Waters began his career at PricewaterhouseCoopers, LLP. He earned his B.S. in Business Administration, with a double concentration in Finance and Accounting, from Cal Poly San Luis Obispo.

        Lionel Hadjadjeba has served as our Senior Vice President and Chief Commercial Officer since April 2017. Previously, Mr. Hadjadjeba served as our Senior Vice President and President World Wide Commercial from October 2015 to April 2017 and as Senior Vice President of International Business and General Manager of EIMEA from November 2012 to October 2015. Prior to joining us, Mr. Hadjadjeba was employed by Haemonetics Corporation, a publicly traded global provider of blood and plasma supplies and services, as their President EMEALARI from September 2011 to October 2012 and as their Vice President and General Manager Distribution Markets from May 2010 to August 2011. From May 2007 to April 2010, Mr. Hadjadjeba held various executive positions at Life Technologies Corporation, a publicly traded biotechnology company that was acquired by Thermo Fisher Scientific, most recently as their President and General Manager, EMEA. Mr. Hadjadjeba earned his M.D. from the University of Nancy in France and his MBA from HEC Paris.

        Andy Kirkpatrick has served as our Senior Vice President, Global Operations since April 2017. Previously, Mr. Kirkpatrick served as our Senior Vice President, Global Operations and Corporate Development from December 2015 to April 2017, Senior Vice President and General Manager, Americas, from April 2014 to November 2015 and Vice President, Business Development from July 2007 to April 2014. He began his professional career as a nuclear engineer and submarine officer in the United States Navy. Mr. Kirkpatrick earned his MBA from the University of California, Berkeley, and his B.S. in Mechanical Engineering from the United States Naval Academy.

        Alaleh Nouri has served as our Senior Vice President, General Counsel and Corporate Secretary since August 2014. Ms. Nouri served as our Vice President, Associate General Counsel from December 2010 to February 2014 and as our Interim General Counsel from February 2014 to August 2014. From March 2009 to December 2010, Ms. Nouri served as Corporate Counsel at Mirion Technologies, Inc., a provider of radiation detection and monitoring services. Ms. Nouri started her career as an associate at the law firm of Orrick, Herrington & Sutcliffe LLP. Ms. Nouri holds a Bachelors of Commerce degree with specializations in International Business and Finance from the University of British Columbia in Canada and a J.D. from the University of California, Hastings College of Law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

        During fiscal 2017, we do not believe that there have been any transaction or series of similar transactions to which we were, or are to be, a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person's immediate family, had or will have a direct or indirect material interest. Any such transactions are required to be approved by the Audit Committee and we intend that such transactions will be on terms no less favorable to us than could be obtained from unaffiliated third parties. Our Code of Conduct and Ethics contains a written policy to the effect that any transaction of the nature described above must be approved by the Audit Committee or another independent body of the Board.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Our SEC filings are also available to the public at the SEC's website at www.sec.gov and through our website at www.accuray.com.

        We will deliver promptly, without charge, upon written or oral request a separate copy of the annual report to any stockholder requesting a copy. To receive a copy of our annual report, you may write or call our Corporate Secretary at Accuray Incorporated, 1310 Chesapeake Terrace, Sunnyvale, California 94089, Attention: Alaleh Nouri, Senior Vice President, General Counsel and Corporate Secretary, telephone: 408-716-4600.

Stockholders Sharing the Same Address

        We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from an affected stockholder.

        We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report or the Proxy Statement to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statement, you may write or call our Corporate Secretary at the contact information set forth above under "Where You Can Find Additional Information." You may also access our Notice of Internet Availability of Proxy Materials, Annual Report and Proxy Statement on our website, www.accuray.com, under the section titled "Investors" and under the subsection "SEC Filings."

        If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Annual Report or Proxy Statement in the future, please contact Computershare, 250 Royall Street, Canton, MA 02021, telephone: (800) 851-9677. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        Any stockholders of record who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials, Annual Report and Proxy Statement who wish to receive only one copy of these materials per household in the future should contact our Corporate Secretary at the contact information listed above to participate in the householding program. Stockholders who participate in householding will continue to receive separate proxy cards.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

Stockholder Proposals

        For a stockholder proposal to be considered for possible inclusion in our proxy statement for the Annual Meeting to be held in 2018, the proposal must be in writing and received by our Corporate Secretary at our principal executive offices no later than June 7, 2018. If, however, the date of next year's Annual Meeting is more than 30 days before or 30 days after the anniversary date of this year's Annual Meeting, the deadline for receipt by the Corporate Secretary of stockholder proposals intended to be included in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and any other applicable rules established by the SEC.

        For stockholder proposals that are not intended by the stockholder to be included in our proxy materials for next year's Annual Meeting, our Bylaws establish an advance notice procedure in order to permit such proposals to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days or more than 120 calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year's Annual Meeting of stockholders. Therefore, to be presented at our 2018 Annual Meeting of stockholders, such a proposal must be received by us on or after June 7, 2018 but no later than July 7, 2018. If, however, the date of the Annual Meeting is more than 25 days earlier or more than 25 days later than such anniversary date, the Corporate Secretary must receive the notice not later than the close of business on the date that is ten calendar days following the date on which public announcement of the date of the Annual Meeting is first made. Our Bylaws also specify additional requirements as to the form and content of a stockholder's notice.

Recommendations and Nominations of Director Candidates

        If a stockholder or stockholder group wishes to recommend a nominee or nominees for director for possible inclusion in our proxy statement and proxy card relating to our 2018 Annual Meeting, the stockholder(s) should submit such recommendation in writing, including the nominee's name and qualifications for Board membership, to our Corporate Secretary at our principal executive offices. The stockholder(s) should also provide the written consent of each recommended nominee to serve as a member of our Board, if so elected, as well as a written statement that the recommended nominee intends to tender his or her irrevocable resignation upon his or her election or re-election, which resignation shall become effective only upon the nominee's failure to receive the requisite number of votes and the acceptance by the Board of such resignation.

        If a stockholder desires to nominate a candidate for election of the Board, the stockholder must give timely notice to our Corporate Secretary at our principal executive offices. Under our Bylaws, the notice is timely if our Corporate Secretary receives it no earlier than June 7, 2018 (120 days prior to the anniversary of the mailing date of this year's proxy materials) and no later than July 7, 2018 (90 days prior to the anniversary of the mailing date of this year's proxy materials). If, however, the date of the Annual Meeting is more than 25 days earlier or more than 25 days later than the anniversary date of the prior Annual Meeting, notice must be received not later than the close of business on the date that is ten calendar days following the date on which public announcement of the date of the Annual Meeting is first made. The notice must be in writing and must include the nominee's name and qualifications for service on the Board. Our Bylaws also require that the notice include the written consent of each nominee to serve as a member of our Board, if so elected as well as a written statement that the director nominee intends to tender his or her irrevocable resignation upon his or her election or re-election, which resignation shall become effective only upon the nominee's failure to receive the requisite number of votes and the acceptance by the Board of such resignation. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to the nomination of directors by stockholders.

OTHER MATTERS

        As of the date of this Proxy Statement, no stockholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the Annual Meeting. Accordingly, the only items of business that our Board intends to present at the Annual Meeting are set forth in this Proxy Statement.

        If any other matter or matters are properly brought before the Annual Meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

By order of the Board of Directors,
/s/ ALALEH NOURI Alaleh Nouri Senior Vice President, General Counsel and Corporate Secretary Sunnyvale, California October 5, 2017

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 ACCURAY INCORPORATED 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern Time, The Day Prior of the Stockholder Meeting Date. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.investorvote.com/ARAY • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR the election of the directors in Proposal 1, FOR Proposal 2, for every 1 YEAR for Proposal 3, and FOR Proposal 4. + 1. ELECTION OF DIRECTORS Nominees: For Against Abstain For Against Abstain 01 - Louis J. Lavigne, Jr. 03 - Jack Goldstein, Ph.D. For Against Abstain 02 - Dennis L. Winger For Against Abstain 1 Year 2 Years 3 Years Abstain 2. Advisory vote to approve the compensation of our named executive officers. 3. Advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers. 4. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 4 5 0 7 7 1 02OJ7B MMMMMMMMM B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2017 Annual Report to Stockholders are available at: https://materials.proxyvote.com/004397 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — ACCURAY INCORPORATED + PROXY FOR 2017 ANNUAL MEETING OF STOCKHOLDERS – NOVEMBER 17, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of ACCURAY INCORPORATED, a Delaware corporation, hereby acknowledges receipt of the notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 5, 2017, and hereby appoints Joshua H. Levine and Alaleh Nouri, and each of them, jointly and severally, as proxies and attorneys in fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of Accuray Incorporated to be held on Friday, November 17, 2017, at 9:00 a.m. (PST), at Accuray’s corporate offices located at 1310 Chesapeake Terrace, Sunnyvale, CA 94089 and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby. This proxy will be voted as directed, or if no contrary direction is indicated, will be voted FOR the election of all directors in Proposal 1, FOR Proposal 2, for every 1 YEAR for Proposal 3, and FOR Proposal 4. (Continued and to be marked, dated and signed, on the other side) Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C